Exhibit 10.2

$1,505,000,000
TERM LOAN AGREEMENT
among
TEXAS-NEW MEXICO POWER COMPANY,
as Borrower,
THE LENDERS IDENTIFIED HEREIN,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
DATED AS OF MAY 18, 2025
WELLS FARGO SECURITIES, LLC,
as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS

SECTION 1	DEFINITIONS AND ACCOUNTING TERMS	5

1.1	Definitions	5
1.2	Computation of Time Periods and Other Definitional Provisions.	28
1.3	Accounting Terms/Calculation of Financial Covenant.	28
1.4	Time.	28
1.5	Rounding of Financial Covenant.	28
1.6	References to Agreements and Requirement of Laws.	29
1.8	Rates.	29

SECTION 2	CREDIT FACILITY	30

2.1	Loans.	30
2.2	Fees.	31
2.3	Continuations and Conversions.	31
2.4	Minimum Amounts.	31
2.5	Termination or Reduction of Commitments	32
2.6	Evidence of Debt.	32

SECTION 3	GENERAL PROVISIONS APPLICABLE TO LOANS	32

3.1	Interest.	32
3.2	Payments Generally.	32
3.3	Prepayments.	34
3.4	FMB Collateral Reduction	34
3.5	Payment in full at Maturity.	34
3.6	Computations of Interest and Fees.	34
3.7	Pro Rata Treatment.	35
3.8	Sharing of Payments.	35
3.9	Capital Adequacy.	36
3.10	Changed Circumstances.	37
3.11	Illegality.	40
3.12	Requirements of Law	40
3.13	Taxes.	40
3.14	Compensation.	43
3.15	Determination and Survival of Provisions.	44
3.16	Defaulting Lenders.	44
3.17	Mitigation Obligations.	45

SECTION 4	CONDITIONS PRECEDENT	45

4.1	Closing Conditions.	45

SECTION 5	CONDITIONS TO FUNDING OF LOANS	48

5.1	Funding Requirements.	48

SECTION 6	REPRESENTATIONS AND WARRANTIES	49

6.1	Organization and Good Standing.	49
6.2	Due Authorization.	49
6.3	No Conflicts.	49
6.4	Consents.	49
6.5	Enforceable Obligations.	50

6.6	Financial Condition.	50
6.7	No Material Change.	50
6.8	No Default.	50
6.9	Litigation.	50
6.10	Taxes.	51
6.11	Compliance with Law.	51
6.12	ERISA.	51
6.13	Use of Proceeds; Margin Stock.	52
6.14	Government Regulation.	52
6.15	Solvency.	52
6.16	Disclosure.	52
6.17	Environmental Matters.	52
6.18	First Mortgage Bonds Validly Issued	52
6.19	First Priority Mortgage	53
6.20	Anti-Corruption Laws and Sanctions.	53

SECTION 7	AFFIRMATIVE COVENANTS	54

7.1	Information Covenants.	54
7.2	Financial Covenant.	56
7.3	Preservation of Existence and Franchises.	56
7.4	Books and Records.	57
7.5	Compliance with Law.	57
7.6	Payment of Taxes and Other Indebtedness.	57
7.7	Insurance.	57
7.8	Performance of Obligations.	58
7.9	Use of Proceeds.	58
7.10	Audits/Inspections.	58

SECTION 8	NEGATIVE COVENANTS	58

8.1	Nature of Business.	58
8.2	Consolidation and Merger.	59
8.3	Sale or Lease of Assets.	59
8.4	Affiliate Transactions.	59
8.5	Liens.	59
8.6	Accounting Changes.	60

SECTION 9	EVENTS OF DEFAULT	61

9.1	Events of Default.	61
9.2	Acceleration; Remedies.	63
9.3	Allocation of Payments After Event of Default.	64

SECTION 10	AGENCY PROVISIONS	64

10.1	Appointment and Authority.	64
10.2	Rights as a Lender.	65
10.3	Exculpatory Provisions.	65
10.4	Reliance by Administrative Agent.	66
10.5	Delegation of Duties.	66
10.6	Resignation of Administrative Agent.	66
10.7	Non-Reliance on Administrative Agent and Other Lenders	67
10.8	No Other Duties, Etc.	68

10.9	Administrative Agent May File Proofs of Claim.	68
10.10	Status of Lenders	69
10.11	ERISA Matters.	69
10.12	Erroneous Payments.	70

SECTION 11	MISCELLANEOUS	72

11.1	Notices; Effectiveness; Electronic Communication.	72
11.2	Right of Set-Off.	74
11.3	Successors and Assigns.	74
11.4	No Waiver; Remedies Cumulative.	77
11.5	Attorney Costs, Expenses, Taxes and Indemnification by Borrower.	77
11.6	Amendments, Etc.	79
11.7	Counterparts; Integration; Effectiveness; Electronic Execution.	80
11.8	Headings.	81
11.9	Survival of Indemnification and Representations and Warranties.	81
11.10	Governing Law; Venue; Service.	81
11.11	Waiver of Jury Trial; Waiver of Consequential Damages.	82
11.12	Severability.	82
11.13	Further Assurances.	82
11.14	Confidentiality.	82
11.15	Entirety.	83
11.16	Binding Effect; Continuing Agreement.	83
11.17	[Reserved]	84
11.18	USA Patriot Act Notice.	84
11.19	Acknowledgment.	84
11.20	Replacement of Lenders.	84
11.21	No Advisory or Fiduciary Responsibility.	85
11.22	Acknowledgement and Consent to Bail-In of Affected Financial Institutions.	86
11.23	Acknowledgement Regarding Any Supported QFCs	86

SCHEDULES
Schedule 1.1(a)    Pro Rata Shares
Schedule 11.1    Notices
EXHIBITS
Exhibit 2.1(b)    Form of Notice of Borrowing
Exhibit 2.1(d)    Form of Term Note
Exhibit 2.3    Form of Notice of Continuation/Conversion
Exhibit 3.13-1    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit 3.13-2    Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit 3.13-3    Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit 3.13-4    Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit 4.1(j)    Form of Account Designation Letter
Exhibit 7.1(c)    Form of Compliance Certificate
Exhibit 11.3(b)    Form of Assignment and Assumption

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Loan Agreement”) is entered into as of May 18, 2025 among TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation, as Borrower, the Lenders and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
RECITALS
WHEREAS, the Borrower has requested the Lenders and the Administrative Agent provide a bridge term loan facility, which the Lenders and the Administrative Agent have agreed to do on the terms and conditions set forth in this Loan Agreement as of the Closing Date; and

WHEREAS, the Lenders party hereto have agreed to make the requested term loan facility available to the Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1

DEFINITIONS AND ACCOUNTING TERMS
1.1    Definitions.
The following terms shall have the meanings specified herein unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
“Account Designation Letter” means the Notice of Account Designation Letter dated as of the Closing Date from the Borrower to the Administrative Agent in substantially the form of Exhibit 4.1(j).
“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage.
“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.
“Administrative Agent” means Wells Fargo Bank, National Association (including its branches and Affiliates as may be required to administer the duties), as administrative agent under this Loan Agreement, or any successor administrative agent appointed pursuant to Section 10.6.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution, or (b) any UK Financial Institution.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) to direct or cause direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules related to terrorism financing, money laundering, any predicate crime to money laundering or any financial record keeping, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Percentage” means, for SOFR Loans and Base Rate Loans, the appropriate applicable percentages, in each case (subject to the exception indicated below), corresponding to the Debt Rating of the Borrower in effect as of the most recent Calculation Date as shown below; provided that the Applicable Percentage for SOFR Loans and for Base Rate Loans shall permanently increase by 25 basis points on the 90th day after the Funding Date, and on each subsequent 90th day thereafter, in each case, if any Loans remain outstanding on such date:

Pricing Level	Debt Rating	Applicable Percentage for SOFR Loans	Applicable Percentage for Base Rate Loans
I	> A/A2	0.875%	0.00%
II	A-/A3	1.00%	0.00%
III	<BBB+ or unrated/Baa1 or unrated	1.125%	0.125%

The Applicable Percentage shall be determined and adjusted on the date (each a “Calculation Date”) one Business Day after the date on which the Borrower’s Debt Rating is upgraded or downgraded in a manner which requires a change in the then applicable Pricing Level set forth above. If at any time there is a split in the Borrower’s Debt Ratings between S&P and Moody’s, the Applicable Percentage shall be determined by the higher of the two Debt Ratings (i.e. the lower pricing), provided that if the two Debt Ratings are more than one level apart, the Applicable Percentage shall be based on the Debt Rating which is one level lower than the higher rating. If the Borrower does not have a Debt Rating from either S&P or Moody’s, then, Pricing Level III shall apply. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing SOFR Loans as well as any new SOFR Loans made. The applicable Pricing Level for Applicable Percentage, as of the Closing Date, is Pricing Level II.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arranger” means Wells Fargo Securities, LLC, together with its successors and/or assigns.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.3(b).
“Authorized Officer” means any of the president, vice president, chief executive officer, chief financial officer or treasurer of the Borrower.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Loan Agreement.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of:
(a)    the Prime Rate in effect on such day;
(b)    the Federal Funds Rate in effect on such day plus 0.50%; and
(c)    Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable (provided that clause (c) shall not be applicable during any period in which Adjusted Term SOFR is unavailable or unascertainable). Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.
“Base Rate Loan” means any Loan bearing interest at a rate determined by reference to the Base Rate.
“Base Rate Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.10(c)(i).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, for any then current Benchmark, the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Loan Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then current Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date, with respect to such Benchmark, has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.10(c)(i) and (y) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.10(c)(i).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” means Texas-New Mexico Power Company, a Texas corporation, together with its successors and permitted assigns.
“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Loan Agreement, the Notes, or any of the other Loan Documents.
“Borrower Reduction Payment” has the meaning set forth in Section 3.4.
“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of SOFR Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.1.
“Business Day” means any day that (a) is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed and (b) is not a day on which commercial banks in Charlotte, North Carolina are closed.
“Capital Stock” means (a) in the case of a corporation, all classes of capital stock of such corporation, (b) in the case of a partnership, partnership interests (whether general or limited), (c) in the case of a limited liability company, membership interests and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; including, in each case, all warrants, rights or options to purchase any of the foregoing.
“Change in Law” means the occurrence, after the date of this Loan Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, promulgation, implementation or application thereof by any Governmental Authority, (c) the adoption or taking effect of any request, rule, guideline, policy or directive (whether or not having the force of law) by any Governmental Authority or (d) any change in any request, rule, guideline, policy or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued and (ii) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.
“Change of Control” means the occurrence of any of the following: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such person or group has the right to acquire other than pursuant to the Merger Agreement (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of twenty-five percent (25%) of the Capital Stock of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of twenty-four (24) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; (c) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall, other than pursuant to the Merger Agreement, have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Parent, or control over the Voting Stock of the Parent on a fully-diluted basis (and taking into account all such Voting Stock that such Person or group has the right to acquire pursuant to any option right) representing twenty-five percent (25%) or more of the combined voting power of such Voting Stock; or (d) the Parent shall cease to own, directly or indirectly, and free and clear of all Liens or other encumbrances (other than any Lien in favor of the lenders under any Material Credit Agreement securing Indebtedness thereunder), at least 100% of the outstanding Voting Stock of the Borrower on a fully diluted basis.
“Closing Date” means May 18, 2025.
“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Commitment” means, as to each Lender, its obligation to make or maintain a Loan to the Borrower pursuant to Section 2.1 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a) or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Loan Agreement. The aggregate amount of Commitments of all Lenders on the Closing Date is ONE BILLION FIVE HUNDRED FIVE MILLION DOLLARS ($1,505,000,000).
“Commitment Termination Date” means July 17, 2025 (or such earlier date as the Commitments have been terminated as provided herein).
“Compensation Period” has the meaning set forth in Section 3.2(c)(ii).
“Compliance Certificate” means a fully completed and duly executed officer’s certificate in the form of Exhibit 7.1(c), together with a Covenant Compliance Worksheet.
“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of

“Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.14 and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Loan Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capitalization” means, with respect to any Person, the sum of (a) all of the shareholders’ equity or net worth of such Person and its Subsidiaries, as determined in accordance with GAAP plus (b) Consolidated Indebtedness of such Person and its Subsidiaries plus (c) the outstanding principal amount of Preferred Stock plus (d) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries.
“Consolidated Indebtedness” means, as of any date of determination, with respect to any Person and its Subsidiaries on a consolidated basis, an amount equal to (a) all Indebtedness of such Person and its Subsidiaries as of such date (other than reimbursement obligations of such Person and its Subsidiaries with respect to surety bonds in an aggregate amount not to exceed $500,000) minus (b) the outstanding principal amount of a TNMP Securitization up to a maximum amount of $750,000,000 at any one time minus (c) an amount equal to the lesser of (i) 75% of the outstanding principal amount of Specified Securities of such Person and its Subsidiaries and (ii) 10% of Consolidated Capitalization (calculated assuming clause (i) above is applicable).
“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Borrower and its Subsidiaries, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation of any Person shall be deemed to be an amount equal to the maximum amount of such Person’s liability with respect to the stated or determinable amount of the primary obligation for which such Contingent Obligation is incurred or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Schedule I to Exhibit 7.1(c).
“Covered Entity” has the meaning set forth in Section 11.23.
“Credit Parties” shall mean each of the Lenders, the Administrative Agent and the Arranger.
“Debt Rating” means (a) prior to the FMB Delivery Date, the rating one level below the long term secured senior non-credit enhanced debt rating of the Borrower by S&P and Moody’s, (b) during any period other than (i) prior to the FMB Delivery Date or (ii) during an FMB Release Period, the long term secured senior non-credit enhanced debt rating of the Borrower by S&P and Moody’s, and (c) during any FMB Release Period, the rating one level below the long term secured senior non-credit enhanced debt rating of the Borrower by S&P and Moody’s.
“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Default Rate” means an interest rate equal to two percent (2%) plus the rate that otherwise would be applicable (or if no rate is applicable, the Base Rate plus two percent (2%) per annum).
“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more of the conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with any of its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder (unless such writing or public statement states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations hereunder, or (d) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or has become the subject of a Bail-In Action.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“Duration Fees” has the meaning set forth in Section 2.2(b).
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c)

any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed); provided that (i) the Borrower’s consent is not required during the existence and continuation of a Default or an Event of Default, (ii) approval by the Borrower shall be deemed given if no objection is received by the assigning Lender and the Administrative Agent from the Borrower within five Business Days after written notice of such proposed assignment has been delivered to the Borrower and (iii) no Ineligible Institution shall be an Eligible Assignee.
“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Laws or relating to any permit issued, or any approval given, under any such Environmental Laws (collectively, “Claims”), including, without limitation, (a) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.
“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or occupational safety or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.
“ERISA Event” means the occurrence of any of the following: (a) a Reportable Event with respect to a Plan or a Multiemployer Plan, (b) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (c) the distribution by the Borrower, any of its Subsidiaries or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Single Employer Plan or the taking of any action to terminate any Single Employer Plan, (d) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Single Employer Plan, or the receipt by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (e) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Borrower, any of its Subsidiaries or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (f) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Borrower, any of its Subsidiaries or any ERISA Affiliate as a result of any alleged failure to comply with the Code or ERISA in respect of any Plan, (g) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower, any of its Subsidiaries or any ERISA Affiliate, (h) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary of any Single Employer Plan for which the Borrower, any of its Subsidiaries or any ERISA Affiliate may be directly or indirectly liable, (i) the adoption of an amendment to any Single Employer Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections, (j) the withdrawal of the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a substantial employer (as such term is defined in Section 4001(a)(2) of ERISA), or the termination of a Multiple Employer Plan or (k) the determination that any Single Employer Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA.
“Erroneous Payment” has the meaning assigned thereto in Section 10.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned thereto in Section 10.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned thereto in Section 10.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned thereto in Section 10.12(d).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor thereto), as in effect from time to time.
“Event of Default” has the meaning set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended, modified, succeeded or replaced from time to time.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 11.20) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.13, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.13(g) and (d) any United States federal withholding Taxes imposed under FATCA.
“Existing Credit Agreement” means that certain Credit Agreement, dated as of April 1, 2024, among the Borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, as amended, modified, supplemented or restated from time to time.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any applicable intergovernmental agreements entered into by the United States that implement the foregoing.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Loan Agreement.
“Fee Letter” means the letter agreement dated as of May 18, 2025, by and among the Borrower, the Parent and the Administrative Agent.
“Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.
“First Mortgage Bonds” means those certain First Mortgage Bonds (as amended or otherwise modified) to be issued on and delivered by the Borrower pursuant to the FMB Mortgage Documents to the Administrative Agent on the FMB Delivery Date, in form and substance consistent with the First Mortgage Bonds issued and delivered to the Administrative Agent pursuant to the Existing Credit Agreement and otherwise with such changes to reflect the term loan facility set forth in this Loan Agreement (including without limitation the terms set forth in Section 3.4), and issued pursuant to one or more supplemental indentures to the FMB Mortgage (the “Supplemental Indenture”), on terms and conditions reasonably acceptable to the Borrower and the Administrative Agent, as such First Mortgage Bonds are replaced from time to time in accordance with the terms of the FMB Mortgage Documents.
“First Mortgage Bond Trustee” means U.S. Bank National Association, as successor trustee under the FMB Mortgage, together with its permitted successors and assigns in such capacity.
“Fiscal Quarter” means each of the calendar quarters ending as of the last day of each March, June, September and December.
“Fiscal Year” means the calendar year ending December 31.
“Floor” means a rate of interest equal to 0.00% per annum.
“FMB Delivery Agreement” means that certain FMB Delivery Agreement, to be issued on and delivered by the Borrower to the Administrative Agent on the FMB Delivery Date, in form and substance consistent with the FMB Delivery Agreement issued and delivered to the Administrative Agent pursuant to the Existing Credit Agreement and otherwise with such changes to reflect the First Mortgage Bonds issued in connection herewith (including without limitation the terms set forth in Section 3.4), whereby the Administrative Agent (a) shall acknowledge delivery of the First Mortgage Bonds and (b) agree to hold the First Mortgage Bonds for the benefit of the Lenders and to distribute all payments made by the Borrower on account thereof to such Lenders, as amended, restated, supplemented or otherwise modified from time to time.
“FMB Delivery Date” means the date the Borrower shall deliver the First Mortgage Bonds to the Administrative Agent in compliance with Section 7.11 and the other terms of this Loan Agreement, which date shall be not later than the ninetieth (90th) day after the Funding Date.
“FMB Mortgage” means that certain First Mortgage Indenture, dated as of March 23, 2009, between the Borrower and the First Mortgage Bond Trustee, as amended, restated or otherwise modified from time to time.
“FMB Mortgage Documents” means the FMB Mortgage, together with any supplemental indentures issued pursuant thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.
“FMB Release Date” has the meaning set forth in Section 2.1(d)(ii).
“FMB Release Period” means the period commencing on any FMB Release Date to any subsequent date when any first mortgage bonds shall be required to be, or otherwise are, delivered to the Administrative Agent pursuant to Section 2.1(d)(ii) or otherwise.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Foreign Lender” means any Lender that is not a U.S. Person.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“Funding Date” shall mean the date of the initial Borrowing of Loans hereunder.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession) or that are promulgated by any Governmental Authority having appropriate jurisdiction.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Hazardous Substances” means any substances or materials (a) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Laws, (b) that are defined by any Environmental Laws as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (c) the presence of which require investigation or response under any Environmental Laws, (d) that constitute a nuisance, trespass or health or safety hazard to Persons or neighboring properties, (e) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (f) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.
“Hedging Agreements” means, collectively, interest rate protection agreements, equity index agreements, foreign currency exchange agreements, option agreements or other interest or exchange rate or commodity price hedging agreements (other than forward contracts for the delivery of power or gas written by the Borrower to its jurisdictional and wholesale customers in the ordinary course of business).
“Indebtedness” means, with respect to any Person (without duplication), (a) all indebtedness and obligations of such Person for borrowed money or in respect of loans or advances of any kind, (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances (in each case, whether or not drawn or matured and in the stated amount thereof), (d) all obligations of such Person to pay the deferred purchase price of property or services, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person as lessee under leases that are or are required to be, in accordance with GAAP, recorded as capital leases, to the extent such obligations are required to be so recorded, (g) the net termination obligations of such Person under any Hedging Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date in accordance with the applicable rules under GAAP, (h) all Contingent Obligations of such Person, (i) all obligations and liabilities of such Person incurred in connection with any transaction or series of transactions providing for the financing of assets through one or more securitizations or in connection with, or pursuant to, any synthetic lease or similar off-balance sheet financing, (j) the aggregate amount of uncollected accounts receivable of such Person subject at the time of determination to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP), (k) all Specified Securities and (l) all indebtedness referred to in clauses (a) through (k) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person.
“Indemnified Liabilities” has the meaning set forth in Section 11.5(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitees” has the meaning set forth in Section 11.5(b).
“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or any of its Subsidiaries, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.
“Interest Payment Date” means, (a) as to any SOFR Loan, the last day of each Interest Period applicable to such Loan, the date of any prepayment of such Loan pursuant to Section 3.3 and the Maturity Date; provided, however, that if any Interest Period for a SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the third Business Day after the end of each Fiscal Quarter, the date of any prepayment of such Loans pursuant to Section 3.3 and the Maturity Date.
“Interest Period” means, as to any SOFR Loan, the period commencing on the date such SOFR Loan is disbursed or converted to or continued as a SOFR Loan and ending on the date one (1), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its Notice of Borrowing or Notice of Continuation/Conversion, subject to availability; provided that:
(a)    the Interest Period shall commence on the date of advance of or conversion to any SOFR Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;
(b)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(c)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;
(d)    no Interest Period shall extend beyond the Maturity Date;
(e)    there shall be no more than three (3) Interest Periods in effect at any time; and
(f)    no tenor that has been removed from this definition pursuant to Section 3.10(c)(iv) shall be available for specification in any Notice of Borrowing or Notice of Continuation/Conversion.
“IRS” means the United States Internal Revenue Service.
“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, and a “Law” means any of the foregoing.
“Lender” means any of the Persons identified as a “Lender” on the signature pages hereto, and any Eligible Assignee which may become a Lender by way of assignment in accordance with the terms hereof, together with their successors and permitted assigns.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing.
“Loan Agreement” has the meaning set forth in the Preamble hereof.
“Loan Documents” means (a) prior to the FMB Delivery Date, this Loan Agreement, the Fee Letter, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion, and any other document, agreement or instrument entered into or executed in connection with the foregoing and (b) from and after the FMB Delivery Date, this Loan Agreement, the Fee Letter, the Notes, any Notice of Borrowing, any Notice of Continuation/Conversion, the Supplemental Indenture, the First Mortgage Bonds and the FMB Delivery Agreement and any other document, agreement or instrument entered into or executed in connection with the foregoing (other than the FMB Mortgage).
“Loan” and “Loans” have the meanings set forth in Section 2.1(a).
“Margin Stock” has the meaning ascribed to such term in Regulation U.
“Material Adverse Change” means a material adverse change in the condition (financial or otherwise), operations, business, performance, properties or assets of the Borrower and its Subsidiaries, taken as a whole.
“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under this Loan Agreement or any of the other Loan Documents or (after the FMB Delivery Date and other than during the FMB Release Period) the FMB Mortgage, (c) the legality, validity or enforceability of this Loan Agreement or any of the other Loan Documents or (after the FMB Delivery Date and other than during the FMB Release Period) the FMB Mortgage or the rights and remedies of the Administrative Agent and the Lenders hereunder and thereunder or (d) after the FMB Delivery Date and other than during an FMB Release Period, the Mortgaged Property taken as a whole, the Lien of the FMB Mortgage Documents on such Mortgaged Property in favor of the First Mortgage Bond Trustee for the benefit of the holders of the First Mortgage Bonds, including the Administrative Agent (for its benefit and for the benefit of the Lenders) or the priority of such Lien, provided, however, that a Material Adverse Effect shall not include the effect of (i) a Merger Transaction pursuant to clause (i) of the definition thereof or (ii) the Specified Defaults.

“Material Credit Agreement” means any agreement(s) creating or evidencing indebtedness for borrowed money existing on or entered into on or on or after the Closing Date by the Borrower or any Subsidiary of the Borrower, or in respect of which the Borrower or any Subsidiary of the Borrower is an obligor or otherwise provides a guarantee or other credit support (a “Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of the Credit Facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts (subject to the aggregate limit in the preceding clause), then the agreement(s) creating or evidencing the largest Credit Facility shall be deemed to be a Material Credit Agreement, as such agreement or Credit Facility may be amended, modified, supplemented, restated, extended or refinanced from time to time.
“Maturity Date” means the earlier of (a) the consummation of the Merger Transactions and (b) the date that is 364-days after the Funding Date (or, if such date is not a Business Day, the immediately preceding Business Day).
“Merger Transactions” means (i) the entering into of that certain Agreement and Plan of Merger, dated as of May 18, 2025 (together with the exhibits and disclosure schedules thereto, but without giving effect to any amendment, waiver or consent that is materially adverse to the interests of the Lenders in their respective capacities as such without the consent of the Administrative Agent, the “Merger Agreement”), among Troy ParentCo LLC (“Troy Parent”), Troy Merger Sub Inc. (“Merger Sub”) and the Parent, pursuant to which Merger Sub will be merged with and into the Parent, the Parent will be the surviving entity in the merger and the Parent will become a subsidiary of Troy Parent, and (ii) the consummation of the transactions set forth in the Merger Agreement.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Mortgaged Property” means the real property, fixtures and personal property identified in the FMB Mortgage Documents and as now or hereafter owned by Borrower, but excluding therefrom all “Excepted Property” (as such term is defined in the FMB Mortgage) and such other properties as have been released or excepted from the Lien of the FMB Mortgage Documents.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions within the preceding seven (7) years or with respect to which the Borrower or any of its Subsidiaries has any outstanding liability (including on account of an ERISA Affiliate).
“Multiple Employer Plan” means a Single Employer Plan to which the Borrower, any of its Subsidiaries or any ERISA Affiliate and at least one employer other than the Borrower, any of its Subsidiaries or any ERISA Affiliate are or were contributing sponsors within the preceding seven (7) years or with respect to which the Borrower or any of its Subsidiaries has any outstanding liability (including on account of an ERISA Affiliate).
“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received by the Borrower in respect of such Prepayment Event (including any cash payments received by way of deferred payment of principal pursuant to a note, but excluding any interest payments), but only as and when received, net of (b) the sum of all premium, fees and expenses paid to third parties (other than Affiliates) in connection with such Prepayment Event.

“Notes” means the promissory notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time and as evidenced in the form of Exhibit 2.1(d).
“Notice of Borrowing” means a request by the Borrower for a Loan in the form of Exhibit 2.1(b).
“Notice of Continuation/Conversion” means a request by the Borrower to continue an existing SOFR Loan to a new Interest Period or to convert a SOFR Loan to a Base Rate Loan or a Base Rate Loan to a SOFR Loan, in the form of Exhibit 2.3.
“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.20).
“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation, as of the date of this Loan Agreement, and as codified at 31 C.F.R. § 850.101 et seq.
“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” means TXNM Energy, Inc., a New Mexico corporation, together with its successors and permitted assigns.
“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.
“Participant” has the meaning set forth in Section 11.3(d).
“Participant Register” has the meaning set forth in Section 11.3(d).
“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Payment Recipient” has the meaning assigned thereto in Section 10.12(a).

“Periodic Term SOFR Determination Day” has the meaning assigned thereto in the definition of “Term SOFR”.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated), or any Governmental Authority.
“Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) which is covered by ERISA and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has maintained, funded or administered for employees within the preceding seven (7) years or with respect to which the Borrower or any of its Subsidiaries has any outstanding liability (including on account of an ERISA Affiliate).
“Preferred Stock” means, with respect to any Person, all preferred Capital Stock issued by such Person in which the terms thereof do not require such Capital Stock to be redeemed for cash or to make mandatory sinking fund payments.
“Prepayment Event” means (i) the issuance by the Borrower of any Capital Stock or (ii) the incurrence by the Borrower as a primary obligor, or the guarantee by the Borrower, after the date hereof, of any Indebtedness pursuant to any debt capital markets transaction, including any issuance of one or more series of notes pursuant to SEC-registered sales or Rule 144A private placements or other substantially similar placements of Indebtedness. For the avoidance of doubt, no issuance by the Borrower of any Capital Stock in connection with any dividend reinvestment plan or benefit plan sponsored by the Borrower or any of its Subsidiaries shall constitute a Prepayment Event.
“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Pro Rata Share” means, with respect to each Lender (i) at any time prior to the termination of all of the Commitments pursuant to Section 2.5, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the unused Commitment of such Lender at such time and the denominator of which is the amount of the aggregate unused Commitments of all Lenders at such time and (ii) at all times after the termination of all of the Commitments pursuant to Section 2.5 or otherwise, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the outstanding principal amount of such Lender’s Loans at such time and the denominator of which is the aggregate outstanding principal amount of all Loans at such time.
“Prohibited Transaction” means any transaction described in (a) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (b) Section 4975(c) of the Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Code.
“Property” means any right, title or interest in or to any property or asset of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC Credit Support” has the meaning set forth in Section 11.23.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Register” has the meaning set forth in Section 11.3(c).
“Regulations T, U and X” means Regulations T, U and X, respectively, of the FRB, and any successor regulations.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means (a) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the notice under Section 4043(a) of ERISA has not been waived by the PBGC (including any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Code), (b) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (c) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code, and (d) a cessation of operations described in Section 4062(e) of ERISA.
“Required Lenders” means, at any time, Lenders holding in the aggregate more than 50% of the aggregate outstanding principal amount of all Loans and Commitments (or, if all Loans have been repaid in full and the Commitments have been terminated, more than 50% of the aggregate amount of all outstanding Borrower Obligations at such time). Notwithstanding the foregoing, the Commitment and Loans held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Requirement of Law” means, with respect to any Person, the organizational documents of such Person and any Law applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Loan Agreement and the other Loan Documents or the FMB Mortgage Documents.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“S&P” means Standard & Poor’s Ratings Services, a division of S&P Global Inc. and any successor thereto.
“Sanctioned Country” means, at any time, a region, a country or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria, Venezuela and Crimea).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked

Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future statute or executive order), the United Nations Security Council, the European Union, any European member state, His Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans will be used, or (c) from which repayment of the Loans will be derived.
“SEC Report” means the Borrower’s Form 10-K Report for the year ended December 31, 2024.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Single Employer Plan” means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Loan” means any Loan bearing interest at a rate based on Adjusted Term SOFR as provided in Section 3.1(a)(ii).
“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, Contingent Obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, Contingent Obligations, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured.
“Specified Defaults” means any events of default and any defaults (after giving effect to any applicable grace period) in the observance or performance of any covenant under the Existing Credit

Agreement solely as a result of the occurrence of the Merger Transactions pursuant to clause (i) of the definition thereof.
“Specified Securities” means with respect to any Person, (a) all preferred Capital Stock issued by such Person and required by the terms thereof to be redeemed or for which mandatory sinking fund payments are due, (b) all securities issued by such Person that contain two distinct components, typically medium-term debt and a forward contract for the issuance of common stock prior to the debt maturity, including such securities commonly referred to by their tradenames as “FELINE PRIDES”, “PEPS”, “HITS”, “SPACES” and “DECS” and generally referred to as “equity units” and (c) all other securities issued by such Person that are similar to those described in the foregoing clauses (a) and (b).
“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or a Subsidiary thereof that are reasonably customary in non-recourse securitization transactions.
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (b) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than a 50% equity interest at any time. Any reference to Subsidiary herein, unless otherwise identified, shall mean a Subsidiary, direct or indirect, of the Borrower. Any reference to a Subsidiary of the Borrower herein shall not include any Subsidiary that is inactive, has minimal or no assets and does not generate revenues.
“Supplemental Indenture” has the meaning set forth in the definition of “First Mortgage Bonds”.
“Supported QFC” has the meaning set forth in Section 11.23.
“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.
“Term SOFR” means,
(a)    for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)    for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.
“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“TNMP Securitization” means a non-recourse securitization financing (other than with respect to Standard Securitization Undertakings) entered into by the Borrower or a Subsidiary of the Borrower relating to (A) all rights and property interests (contractual, statutory, regulatory or otherwise) authorized by law or regulation to impose on and collect from the Borrower’s customers any and all specific charges and surcharges (non-bypassable or otherwise) for the purpose of providing security for the issuance of debt obligations the proceeds of which are to be used for any one or more of (1) the repair, reconstruction or replacement of property damaged or destroyed by storm or other natural condition or occurrence, (2) the acquisition and construction of property and equipment for the control, capture, sequestration, disposal or abatement of pollution (including, without limitation, carbon dioxide or any other chemical composition), heat, solid, fluid or gaseous waste or any other chemical, waste, byproduct, element, condition, characteristic or occurrence that is, or could be, considered to be adverse to the environment, (3) remediation of any environmental occurrence or condition, or (4) any other purpose for which such securitized debt financing is authorized under Texas law or regulation; (B) the cash proceeds collected, and accounts receivable arising, from such rights and property interests; (C) all rights to assign, sell, convey or otherwise transfer any or all of such rights and property interests in connection with the issuance and sale of any debt obligations the repayment of which is to be secured by any or all of such rights and property interests and the proceeds therefrom; and (D) all cash proceeds from the issuance and sale of any such debt obligations.
“Total Assets” means all assets of the Borrower and its Subsidiaries as shown on its most recent quarterly consolidated balance sheet, as determined in accordance with GAAP.
“Type” means, with respect to a Loan, its character as a Base Rate Loan or a SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time)

promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.1(b), 2.3 and 3.3, in each case, such day is also a Business Day.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning set forth in Section 11.23.
“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.13(g).
“Voting Stock” means the Capital Stock of a Person that is then outstanding and normally entitled to vote in the election of directors and other securities of such Person convertible into or exercisable for such Capital Stock (whether or not such securities are then currently convertible or exercisable).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2    Computation of Time Periods and Other Definitional Provisions.
For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in this Loan Agreement to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to Articles, Sections, Schedules or Exhibits of or to this Loan Agreement unless otherwise specifically provided. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.

1.3    Accounting Terms/Calculation of Financial Covenant.
(a)    Except as otherwise expressly provided herein, all accounting terms used herein or incorporated herein by reference shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. Notwithstanding anything to the contrary in this Loan Agreement, for purposes of calculation of the financial covenant set forth in Section 7.2, all accounting determinations and computations thereunder shall be made in accordance with GAAP as in effect as of the date of this Loan Agreement applied on a basis consistent with the application used in preparing the most recent financial statements of the Borrower referred to in Section 4.1(d). In the event that any changes in GAAP after such date are required to be applied to the Borrower and would affect the computation of the financial covenant contained in Section 7.2, such changes shall be followed only from and after the date this Loan Agreement shall have been amended to take into account any such changes.
(b)    Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and, except as specifically provided in the definitions of “Consolidated Capitalization” and “Consolidated Indebtedness,” such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) in a manner such that any obligations relating to a lease that was accounted for by a Person as an operating lease before January 19, 2019 and any similar lease entered into after January 19, 2019 by such Person shall be accounted for as obligations relating to an operating lease and not as a financing lease.

1.4    Time.
All references to time herein shall be references to Eastern Standard Time or Eastern Daylight Time, as the case may be, unless specified otherwise.
1.5    Rounding of Financial Covenant.
Any financial ratios required to be maintained by the Borrower pursuant to this Loan Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.6    References to Agreements and Requirement of Laws.
Unless otherwise expressly provided herein: (a) references to organization documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.
1.7    Rates.
The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 3.10(c), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its Affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Loan Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. In connection with the use or administration of Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.
1.8    Divisions.
For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 2

CREDIT FACILITY
2.1    Loan.
(a)    Commitment. Each Lender severally agrees, on the terms and conditions of this Loan Agreement, to make a term loan in Dollars (each a “Loan” and, collectively, the “Loans”) to the Borrower in a single Borrowing during the period commencing on the Closing Date to, and including, the Commitment Termination Date (inclusive of any Borrowing on the Closing Date) in an amount equal to such Lender’s Commitment (as such Commitment shall be reduced as set forth in Section 2.5). Amounts repaid or prepaid in respect of the Loans may not be reborrowed.
(b)    Method of Borrowing. By no later than (i) 12:00 p.m. on the date of the requested Borrowing if the Loans will be comprised of Base Rate Loans and (ii) 12:00 noon three (3) U.S. Government Securities Business Days prior to the date of the requested Borrowing if the Loans will be comprised of SOFR Loans, the Borrower shall submit an irrevocable written Notice of Borrowing in the form of Exhibit 2.1(b) to the Administrative Agent setting forth (A) the amount requested, (B) the date of the requested Borrowing, (C) the Type of Loan, (D) with respect to Loans that will be SOFR Loans, the Interest Period applicable thereto, (E) a certification that the Borrower has complied, or, in respect of any Borrowing that will consist of SOFR Loans, intends to comply, in all respects with Section 5.1 and (F) with respect to Loans that will be SOFR Loans, compensation provisions substantially consistent with the terms of Section 3.14. If the Borrower shall fail to specify (1) an Interest Period in the case of a SOFR Loan, then such SOFR Loan shall be deemed to have an Interest Period of one month or (2) the Type of Loan requested, then such Loan shall be deemed to be a Base Rate Loan.
(c)    Funding of Loans. Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Pro Rata Share of the requested Loans available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the Notice of Borrowing. Upon satisfaction of the conditions set forth in Section 5.1, the amount of the requested Loans will then be made available to the Borrower by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower or such other means agreed to by the Administrative Agent and the Borrower.
(d)    Notes; First Mortgage Bonds.
(i)    At the request of any Lender, the Loans made by such Lender shall be evidenced by a duly executed promissory note of the Borrower in favor of such Lender in substantially the form of Exhibit 2.1(d). Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(ii)    To the extent set forth in the Supplemental Indenture and the First Mortgage Bonds, from and after the FMB Delivery Date an aggregate principal amount of First Mortgage Bonds shall have been issued and delivered to the Administrative Agent in order to provide collateral support for the principal amount of Loans borrowed and still outstanding under the Notice of Borrowing. Notwithstanding anything in this Loan

Agreement to the contrary, upon the request of the Borrower at any time that (A) no Default or Event of Default exists and (B) the Borrower shall have certified to the Administrative Agent that (x) the then current ratings for the Borrower’s senior unsecured long-term debt (without third-party credit enhancement) are BBB- or higher from S&P and Baa3 or higher from Moody’s and (y) all other Indebtedness of the Borrower is not (or concurrently with the release of the First Mortgage Bonds will not be) supported by any first mortgage bonds under the FMB Mortgage Documents, concurrently with the release of all other first mortgage bonds supporting such other Indebtedness the Administrative Agent will, at the Borrower’s expense, take all actions reasonably requested by the Borrower to release the First Mortgage Bonds as collateral support for the Borrower Obligations (the date of such release, the “FMB Release Date”); provided that concurrently with the Borrower thereafter causing first mortgage bonds to be issued in support of other Indebtedness of the Borrower, the Borrower shall cause first mortgage bonds in an aggregate principal amount not less than the then aggregate outstanding principal amount of the Loans to be issued and delivered to the Administrative Agent.
2.2    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent pursuant to the Fee Letter.
(b)    The Borrower agrees to pay to the Administrative Agent for the ratable benefit of the Lenders the following fees (“Duration Fees”), calculated as a percentage of the aggregate outstanding principal amount of the Loans on the following dates and payable on such dates to the extent the Borrower Obligations shall not have been paid in full prior to such date:

Date	Percentage
45th day after the Funding Date	0.40%
90th day after the Funding Date	0.75%
180th day after the Funding Date	0.75%
270th day after the Funding Date	1.00%

2.3    Continuations and Conversions.
Subject to the terms below, the Borrower shall have the option, on any U.S. Government Securities Business Day prior to the Maturity Date, to continue existing SOFR Loans in whole or in part for a subsequent Interest Period, to convert Base Rate Loans in whole or in part into SOFR Loans or to convert SOFR Loans in whole or in part into Base Rate Loans. By no later than 12:00 noon (a) two U.S. Government Securities Business Days prior to the date of the requested conversion of a SOFR Loan to a Base Rate Loan and (b) three Business Days prior to the date of the requested continuation of a SOFR Loan or conversion of a Base Rate Loan to a SOFR Loan, the Borrower shall provide a written Notice of Continuation/Conversion in the form of Exhibit 2.3, setting forth whether the Borrower wishes to continue or convert such Loans. Notwithstanding anything herein to the contrary, (A) except as provided in Section 3.10(b), SOFR Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable thereto, (B) SOFR Loans may not be continued nor may Base Rate Loans be converted into SOFR Loans during the existence and continuation of a Default or an Event of Default and (C) any request to continue a SOFR Loan that fails to comply with the terms hereof or any failure to request a continuation of a SOFR Loan at the end of an Interest Period shall be deemed a request to convert such SOFR Loan to a Base Rate Loan on the last day of the applicable Interest Period.
2.4    Minimum Amounts.
Each request for a borrowing, conversion or continuation shall be subject to the requirements that (a) each SOFR Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof, (b) each Base Rate Loan shall be in a minimum amount of $5,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of outstanding Loans) and (c) no more than three (3) SOFR Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.4, separate SOFR Loans that begin and end on the same date, as well as SOFR Loans that begin and end on different dates, shall all be considered as separate SOFR Loans.
2.5    Termination of the Commitments.
(a)    Upon any Lender’s making of its Loans, the Commitment of such Lender shall be reduced automatically to zero. Unless previously terminated, the unused Commitments shall terminate at 5:00 p.m., New York City time, on the Commitment Termination Date.
(b)    The Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to permanently terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, or the remaining balance, if less than $5,000,000. Once terminated, a Commitment or portion thereof may not be reinstated.
2.6    Evidence of Debt.
The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to its Borrower Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
SECTION 3

GENERAL PROVISIONS APPLICABLE
TO LOANS
3.1    Interest.
(a)    Interest Rate. Subject to Section 3.1(b), (i) all Base Rate Loans shall accrue interest at the Adjusted Base Rate and (ii) all SOFR Loans shall accrue interest at Adjusted Term SOFR plus the Applicable Percentage.

(b)    Default Rate of Interest.
(i)    After the occurrence, and during the continuation, of an Event of Default pursuant to Section 9.1(a), the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.
(ii)    After the occurrence, and during the continuation, of an Event of Default (other than an Event of Default pursuant to Section 9.1(a)), at the request of the Required Lenders, the principal of and, to the extent permitted by Law, interest on the Loans and any other amounts owing hereunder or under the other Loan Documents (including without limitation fees and expenses) shall bear interest, payable on demand, at the Default Rate.
(c)    Interest Payments. Interest on the Loans shall be due and payable in arrears on each Interest Payment Date.
3.2    Payments Generally.
(a)    No Deductions; Place and Time of Payments. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Notwithstanding the foregoing, if there exists a Defaulting Lender, each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 3.16(b).
(b)    Payment Dates. Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(c)    Advances by Administrative Agent. Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:
(i)    if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Overnight Rate from time to time in effect; and
(ii)    if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Overnight Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
(d)    Several Obligations. The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.
(e)    Funding Offices. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
3.3    Prepayments.
(a)    Voluntary Prepayments. The Borrower shall have the right to prepay the Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) all prepayments under this Section 3.3 shall be subject to Section 3.14, (ii) SOFR Loans may only be prepaid on three (3) U.S. Government Securities Business Days’ prior written notice to the Administrative Agent, (iii) each such partial prepayment of SOFR Loans shall be in the minimum principal amount of $1,000,000 and integral multiples of $1,000,000, and (iv) each such partial prepayment of Base Rate Loans shall be in the minimum principal amount of $500,000 and integral multiples of $100,000, or, in the case of clauses (iii) and (iv), if less than such minimum amounts, the entire principal amount thereof then outstanding. Amounts prepaid pursuant to this Section 3.3 shall be applied as the Borrower may elect based on the Lenders’ Pro Rata Shares; provided, however, if the Borrower fails to specify, such prepayment shall be applied by the Administrative Agent, subject to Section 3.7, in such manner as it deems reasonably appropriate.
(b)    Mandatory Prepayments. In the event and on each occasion that any Net

Proceeds are received by or on behalf of the Borrower in respect of any Prepayment Event, the Borrower shall, (i) prior to any FMB Delivery Date, promptly and in any event within one (1) Business Day after such Net Proceeds are received, and (ii) from and after the FMB Delivery Date, simultaneously on the date such Net Proceeds are received, in each case, prepay the Loans in an aggregate amount equal to such Net Proceeds and, to the extent the Net Proceeds are not sufficient to cover accrued interest thereon and all applicable fees and expenses, including amounts payable pursuant to Section 3.14, if any, then together with such accrued interest and applicable fees and expenses. Each such prepayment under this Section 3.3(b) shall be applied ratably to the Loans of all the Lenders.
3.4    FMB Collateral Reduction.
From and after the FMB Delivery Date, any principal payment made by the Borrower prior to the Maturity Date with respect to outstanding Loans, including principal payments made pursuant to Section 3.2, Section 3.3 or otherwise (each, a “Borrower Reduction Payment”) shall satisfy and discharge the obligation of the Borrower with respect to First Mortgage Bonds under the applicable Loan Documents to the extent of the amount of the Borrower Reduction Payment as of the date of such principal payment. On the date that any Borrower Reduction Payment is made (i) the Borrower shall execute and deliver, or cause to be executed and delivered, new replacement First Mortgage Bonds in an aggregate principal amount equal to the principal balance of the then outstanding Loans after giving effect to such Borrower Reduction Payment, together with such additional documents and certificates required to be delivered under, and take such actions with respect to such replacement First Mortgage Bonds consistent with, Section 7.11, and (ii) the Administrative Agent shall simultaneously release as collateral support for the outstanding Loans under the Loan Documents, and deliver to the First Mortgage Bond Trustee for cancellation, any existing First Mortgage Bonds held by the Administrative Agent as of the date of such Borrower Reduction Payment in accordance with the applicable Loan Documents.
3.5    Payment in Full at Maturity.
On the Maturity Date, the entire outstanding principal balance of all Loans, together with accrued but unpaid interest and all fees and other sums owing under the Loan Documents, shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2; provided that if the Maturity Date is not a Business Day, then such principal, interest, fees and other sums shall be due and payable in full on the next preceding Business Day.
3.6    Computations of Interest and Fees.
(a)    Calculation of Interest and Fees. Except for Base Rate Loans that are based upon the Prime Rate, in which case interest shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days. Interest shall accrue from and including the first date of Borrowing (or continuation or conversion) to but excluding the last day occurring in the period for which such interest is payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
(b)    Usury. It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this subsection which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any Borrower Obligation), shall the interest taken, reserved, contracted for, charged, or received under this Loan Agreement, under the Notes, under the First Mortgage Bonds or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Loan Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this subsection and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum nonusurious amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other Indebtedness evidenced by any of the Loan Documents does not include the right to accelerate the payment of any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of the Loans does not exceed the maximum nonusurious amount permitted by applicable Law.
3.7    Pro Rata Treatment.
Except to the extent otherwise provided herein, each Borrowing, each payment or prepayment of principal of the Loans, each payment of interest, each payment of fees (other than administrative fees, if any, paid to the Administrative Agent) and each conversion or continuation of any Loans, shall be allocated pro rata among the relevant Lenders in accordance with their Pro Rata Shares; provided that, if any Lender shall have failed to pay its Pro Rata Share of the Loans, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.7 shall instead be payable to the Administrative Agent until the share of such Loan not funded or purchased by such Lender has been repaid. In the event any principal, interest, fee or other amount paid to any Lender pursuant to this Loan Agreement or any other Loan Document is rescinded or must otherwise be returned by the Administrative Agent, (a) such principal, interest, fee or other amount that had been satisfied by such payment shall be revived, reinstated and continued in full force and effect as if such payment had not occurred and (b) such Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to the Overnight Rate if repaid within two (2) Business Days after such request and thereafter the Base Rate.
3.8    Sharing of Payments.
The Lenders agree among themselves that, except to the extent otherwise provided herein, in the event that any Lender shall obtain payment in respect of any Loan or any other obligation owing to such Lender under this Loan Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable Debtor Relief Law or other similar Law or otherwise, or by any other means, in excess of its Pro Rata Share of such payment as provided for in this Loan Agreement, such Lender shall promptly pay in cash or purchase from the other Lenders a participation in such Loans and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Lenders share such payment in accordance with their Pro Rata Shares. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be returned, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise returned. The Borrower agrees that (a) any Lender so purchasing such a participation may, to the fullest extent permitted by Law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation and (b) the Borrower Obligations that have been satisfied by a payment that has been rescinded or otherwise returned shall be revived, reinstated and continued in full force and effect as if such payment had not occurred. Except as otherwise expressly provided in this Loan Agreement, if any Lender or the Administrative Agent shall fail to remit to any other Lender an amount payable by such Lender or the Administrative Agent to such other Lender pursuant to this Loan Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Lender at a rate per annum equal to the Overnight Rate. If under any applicable Debtor Relief Law or other similar Law, any Lender receives a secured claim in lieu of a setoff to which this Section 3.8 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 3.8 to share in the benefits of any recovery on such secured claim.
Notwithstanding the foregoing, if there exists a Defaulting Lender, all amounts received by such Defaulting Lender hereunder shall be applied in accordance with Section 3.16(b).
3.9    Capital Adequacy.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the FRB, as amended and in effect from time to time)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender;
(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)    impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Loan Agreement or Loans made by such Lender therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or other Recipient, the Borrower shall promptly pay to any such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Loan Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, the Borrower shall promptly pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error.
(d)    Delay in Requests. Failure or delay on the part of any Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    Survival. All of the obligations of the Borrower under this Section 3.9 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(f)    Similarly Situated Borrowers. Each Lender or other Recipient shall make any determination to request compensation under Section 3.9 in good faith (and not on an arbitrary or capricious basis) and consistent with similarly situated customers of the applicable Lender or Recipient after consideration of such factors as such Lender or Recipient then reasonably determines to be relevant.
3.10    Changed Circumstances.
(a)    Circumstances Affecting Benchmark Availability. Subject to clause (c) below, in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining Adjusted Term SOFR for the applicable Interest Period with respect to a proposed SOFR Loan on or prior to the first day of such Interest Period or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then. in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to or continue any Loan as a SOFR Loan, shall be suspended (to the extent of the affected SOFR Loans or the affected Interest Periods) until the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or the affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.14.
(b)    Laws Affecting SOFR Availability. If, after the date hereof, the introduction of, or any change in, any applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any SOFR Loan, or to determine or charge interest based upon SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to convert any Loan to a SOFR Loan or continue any Loan as a SOFR Loan, shall be suspended and (ii) if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”, in each case until each such affected Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all SOFR Loans to Base Rate Loans (in each case, if necessary to avoid such illegality, the Administrative Agent shall compute the Base Rate without reference to clause (c) of the definition of “Base Rate”), on the last day of the Interest Period therefor, if all affected Lenders may lawfully continue to maintain such SOFR Loans, to such day, or immediately, if any Lender may not lawfully continue to maintain such SOFR Loans to such day. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.14.
(c)    Benchmark Replacement Setting.

(i)    Benchmark Replacement.
(A)    Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Loan Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.10(c)(i)(A) will occur prior to the applicable Benchmark Transition Start Date.
(B)    No Hedging Agreement shall be deemed to be a “Loan Document” for purposes of this Section 3.10(c).
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Loan Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.10(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.10(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Loan Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.10(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such

Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (B) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans at the end of the applicable Interest Period. During any Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
3.11    [Reserved].
3.12    [Reserved].
3.13    Taxes.
(a)    Defined Terms. For purposes of this Section 3.13, the term “Applicable Law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.3(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.13, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.13(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
FIRST, in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
SECOND, executed copies of IRS Form W-8ECI;
THIRD, in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.13-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or
FOURTH, to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.13-2 or Exhibit 3.13-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.13-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.13 (including by the payment of additional amounts pursuant to this Section 3.13), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section 3.13 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.14    Compensation Indemnity.
The Borrower hereby indemnifies each of the Lenders against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a SOFR Loan, (b) any failure of the Borrower to borrow or continue a SOFR Loan or convert to a SOFR Loan on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion, (c) any failure of the Borrower to prepay any SOFR Loan on a date specified therefor in any notice of prepayment under Section 3.3, (d) any payment, prepayment or conversion of any SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default) or (e) the assignment of any SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 11.20. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All of the obligations of the Borrower under this Section 3.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
3.15    Determination and Survival of Provisions.
All determinations by the Administrative Agent or a Lender of amounts owing under Sections 3.9 through 3.14, inclusive, shall, absent manifest error, be conclusive and binding on the parties hereto and all amounts owing thereunder shall be due and payable within ten (10) Business Days of demand therefor. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods. Section 3.9 through 3.14, inclusive, shall survive the termination of this Loan Agreement and the payment of all Borrower Obligations.
3.16    Defaulting Lenders.
Notwithstanding anything to the contrary contained in this Loan Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Loan Agreement shall be restricted as set forth in Section 11.6.
(b)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 11.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Loan Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Loan Agreement; fourth, to the payment of any amounts owing to the Administrative Agent or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Loan Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share and (ii) such Loans were made at a time when the conditions set forth in Section 5.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 3.16(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    [Reserved].
(d)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.
3.17    Mitigation Obligations.
If any Lender requests compensation under Section 3.9, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13 or if any Lender gives a notice pursuant to Section 3.10(b), then, at the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.9 or Section 3.13, as the case may be, in the future or eliminate the need for the notice pursuant to Section 3.10(b), as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

SECTION 4

CONDITIONS PRECEDENT
4.1    Closing Conditions.
The obligation of the Lenders to enter into this Loan Agreement and to make Loans is subject to satisfaction of the following conditions:
(a)    Executed Loan Documents. Receipt by the Administrative Agent of duly executed copies of: (i) this Loan Agreement, (ii) the requested Notes and (iii) all other Loan Documents set forth in clause (a) of the definition thereof, each in form and substance reasonably acceptable to the Lenders in their sole discretion.
(b)    Authority Documents. Receipt by the Administrative Agent of the following:
(i)    Organizational Documents. Copies of the articles of incorporation of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation and copies of the bylaws of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.
(ii)    Resolutions. Copies of resolutions of the board of directors of the Borrower approving and adopting this Loan Agreement and the other Loan Documents to which it is a party, the transactions contemplated herein and therein and authorizing execution and delivery hereof and thereof, certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct and in full force and effect as of the Closing Date.
(iii)    Good Standing. A copy of a certificate of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its formation.
(iv)    Incumbency. An incumbency certificate of the Borrower certified by a secretary or assistant secretary (or the equivalent) of the Borrower to be true and correct as of the Closing Date.
(c)    Opinions of Counsel. Receipt by the Administrative Agent of opinions of counsel from counsel to the Borrower (which may include in-house counsel with respect to matters of Texas law), in form and substance acceptable to the Administrative Agent, addressed to the Administrative Agent and the Lenders and dated as of the Closing Date.
(d)    Financial Statements. Receipt by the Administrative Agent of a copy of (i) the annual consolidated financial statements (including balance sheets, income statements and cash flow statements) of the Parent and its Subsidiaries for Fiscal Years 2023 and 2024, audited by independent public accountants of recognized national standing, (ii) the consolidated balance sheet, income statement, and statement of cash flows of the Borrower and its Subsidiaries for the Fiscal Years ending 2023 and 2024, together with a year to date statement of cash flows and (iii) such other financial information regarding the Borrower as the Administrative Agent may reasonably request. The Administrative Agent acknowledges that the items described in clauses (i) and (ii)

above have been posted on the Borrower’s website at the website address listed on Schedule 11.1 and are therefore deemed to have been received by the Administrative Agent.
(e)    [Reserved].
(f)    Material Adverse Effect. Since December 31, 2024, except as disclosed in the SEC Report, (i) there shall have been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or would be reasonably expected to have a Material Adverse Effect, and (ii) no Material Adverse Change in the facts and information regarding the Borrower and its Subsidiaries shall have occurred.
(g)    Litigation. There shall not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as disclosed in the SEC Report.
(h)    Consents. All necessary governmental, shareholder and third party consents and approvals, if any, with respect to this Loan Agreement and the Loan Documents and the FMB Mortgage Documents and the transactions contemplated herein and therein have been received (except for such consents, approvals, authorizations, orders and registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith), and no condition or Requirement of Law exists which would reasonably be likely to restrain, prevent or impose any material adverse conditions on the transactions contemplated hereby and by the other Loan Documents and the FMB Mortgage Documents.
(i)    Officer’s Certificates. Receipt by the Administrative Agent of a certificate or certificates executed by a Financial Officer or an Authorized Officer of the Borrower as of the Closing Date stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations (other than Specified Defaults) and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as disclosed in the SEC Report, (iii) the financial statements and information delivered to the Administrative Agent on or before the Closing Date were prepared in good faith and in accordance with GAAP and (iv) immediately after giving effect to this Loan Agreement and the other Loan Documents and all the transactions contemplated herein or therein to occur on such date, (A) the Borrower is Solvent, (B) no Default or Event of Default exists, (C) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects, (D) since December 31, 2024, except as disclosed in the SEC Report, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries that has had or would be reasonably expected to have a Material Adverse Effect, and there exists no event, condition or state of facts that would result in or reasonably be expected to result in a Material Adverse Change and (E) the Borrower is in compliance with the financial covenant set forth in Section 7.2, as of December 31, 2024, as demonstrated in the Covenant Compliance Worksheet attached to such certificate.
(j)    Account Designation Letter. Receipt by the Administrative Agent of an executed counterpart of the Account Designation Letter.
(k)    PATRIOT Act. The Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information reasonably requested by the

Administrative Agent in order to comply with requirements of any Anti-Money Laundering Laws, including the PATRIOT Act and any applicable “know your customer” rules and regulations.
(l)    Beneficial Ownership Certification. The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it, in each case at least five (5) Business Days prior to the Closing Date.
(m)    Fees and Expenses. Unless waived by the Person entitled thereto, payment by the Borrower of the fees required to be paid pursuant to the Fee Letter on the Closing Date and all attorneys’ fees and expenses owed by it to the Administrative Agent, the Arranger and the Lenders on or before the Closing Date, including, without limitation, as set forth in the Fee Letter.
(n)    Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.
Without limiting the generality of the provisions of Section 10.4, for purposes of determining compliance with the conditions specified in this Section, each Lender that has signed this Loan Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.
SECTION 5

CONDITIONS TO FUNDING OF LOANS

5.1    Funding Requirements.

In addition to the conditions precedent set forth in Section 4.1 of this Loan Agreement, the Lenders shall not be obligated to make the Loans unless the following conditions are satisfied as of the date of each Borrowing:

(a)    Notice. The Borrower shall have delivered a Notice of Borrowing, duly executed and completed by the time specified in Section 2.1.

(b)    Representations and Warranties. The representations and warranties made by the Borrower in any Loan Document (other than the representation and warranties in Section 6.7(a) (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Loan Agreement) and, from and after the FMB Delivery Date (except during any FMB Release Period), in the FMB Mortgage are true and correct in all material respects (except that any representation and warranty that is qualified by materiality, Material Adverse Effect or Material Adverse Change shall be true and correct in all respects) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(c)    No Default. No Default or Event of Default shall exist and be continuing either prior to or after giving effect to the requested Borrowing.

The delivery of the Notice of Borrowing shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.
SECTION 6

REPRESENTATIONS AND WARRANTIES
To induce the Administrative Agent and the Lenders to enter into this Loan Agreement and to induce the Lenders to extend the credit contemplated hereby, the Borrower represents and warrants to the Administrative Agent and the Lenders as follows:
6.1    Organization and Good Standing.
The Borrower and its Subsidiaries (a) are duly organized, validly existing and in good standing under the laws of the respective jurisdictions of their organization, (b) are duly qualified and in good standing as a foreign entity authorized to do business in every other jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) have the requisite power and authority to own their respective properties and to carry on their respective business as now conducted and as proposed to be conducted. Neither the Borrower nor any of its Subsidiaries is an Affected Financial Institution or a Covered Party.
6.2    Due Authorization.
The Borrower and any of its Subsidiaries party to any Loan Document (a) have the requisite corporate power and authority to execute, deliver and perform this Loan Agreement, the FMB Mortgage and the other Loan Documents to which it is a party and to incur the obligations herein and therein provided for and (b) has been authorized by all necessary action to execute, deliver and perform this Loan Agreement, the FMB Mortgage and the other Loan Documents to which it is a party.
6.3    No Conflicts.
Neither the execution and delivery of this Loan Agreement, the FMB Mortgage and the other Loan Documents, nor the consummation of the transactions contemplated herein and therein, nor performance of and compliance with the terms and provisions hereof and thereof by the Borrower will (a) violate or conflict with any provision of its organizational documents, (b) violate, contravene or conflict with any law, regulation (including without limitation, Regulation U and Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties (except the Lien of the FMB Mortgage Documents in favor of the First Mortgage Bond Trustee).
6.4    Consents.
No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Loan Agreement, the FMB Mortgage or any of the other Loan Documents that has not been obtained or completed, except for such consents, approvals, authorizations, orders or registrations or qualifications as may be required to enforce the Lien of the FMB Mortgage Documents, exercise remedies under the FMB Mortgage Documents, or use, operate, assign, lease or transfer property of the Borrower in connection therewith.
6.5    Enforceable Obligations.
This Loan Agreement, the FMB Mortgage and the other Loan Documents to which it is a party have been duly executed and delivered and constitute the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by Debtor Relief Laws or similar laws affecting creditors’ rights generally or by general equitable principles.
6.6    Financial Condition.
The financial statements delivered to the Lenders pursuant to Section 4.1(d) and pursuant to Sections 7.1(a) and (b): (i) have been prepared in accordance with GAAP except that the quarterly financial statements are subject to year-end adjustments and have fewer footnotes than annual statements and (ii) present fairly the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries as of such date and for such periods. No opinion provided with respect to the Borrower’s financial statements pursuant to Section 4.1(d) or 7.1(a) (or as to any prior annual financial statements) has been withdrawn.
6.7    No Material Change.
(a)    Since December 31, 2024, except as disclosed in the SEC Report, there has been no development or event relating to or affecting the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
(b)    Since December 31, 2024, except as disclosed in the SEC Report, there has been no sale, transfer or other disposition by the Borrower or any of its Subsidiaries of any material part of its business or property, and no purchase or other acquisition by the Borrower or any of its Subsidiaries of any business or property (including the Capital Stock of any other Person) material in relation to the financial condition of the Borrower or any of its Subsidiaries, in each case which is not (i) reflected in the most recent financial statements delivered to the Lenders pursuant to Section 4.1(d) or 7.1 or in the notes thereto or (ii) otherwise permitted by the terms of this Loan Agreement and communicated to the Lenders.
6.8    No Default.
Neither the Borrower nor any of its Subsidiaries is in default in any respect under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which it is a party or by which any of its properties is bound which default would have or would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default presently exists and is continuing.
6.9    Litigation.
Except as disclosed in the SEC Report, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries which would have or would reasonably be expected to have a Material Adverse Effect.
6.10    Taxes.
The Borrower and its Subsidiaries have filed, or caused to be filed, all material Tax returns (federal, state, local and foreign) required to be filed and paid all amounts of Taxes shown thereon to be due (including interest and penalties) and has paid all other Taxes, fees, assessments and other governmental charges (including mortgage recording Taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such Taxes (i) the amount of which, individually or in the aggregate, is not material or (ii) which are not yet delinquent or that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP.
6.11    Compliance with Law.
The Borrower and its Subsidiaries are in compliance with all laws, rules, regulations, orders and decrees applicable to it or to its properties, unless such failure to comply would not have or would not reasonably be expected to have a Material Adverse Effect.
6.12    ERISA.
Except as would not result or reasonably be expected to result in a Material Adverse Effect:
(a)    During the five-year period prior to the date on which this representation is made or deemed made: (i) no ERISA Event has occurred, and, to the best knowledge of the Borrower, no event or condition has occurred or exists as a result of which any ERISA Event would be reasonably expected to occur, with respect to any Plan; (ii) each Plan has been maintained, operated, and funded in compliance with its own terms and in material compliance with the provisions of ERISA, the Code, and any other applicable federal or state laws; and (iii) no Lien in favor or the PBGC or a Plan has arisen or is reasonably likely to arise on account of any Plan.
(b)    The actuarial present value of all “benefit liabilities” under each Single Employer Plan (determined within the meaning of Section 401(a)(2) of the Code, utilizing the actuarial assumptions used to fund such Plans), whether or not vested, did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the current value of the assets of such Plan allocable to such accrued liabilities, except as disclosed in the Borrower’s financial statements.
(c)    Neither the Borrower, its Subsidiaries nor any ERISA Affiliate has incurred, or, to the best knowledge of the Borrower, is reasonably expected to incur, any withdrawal liability under ERISA to any Multiemployer Plan or Multiple Employer Plan. Neither the Borrower, its Subsidiaries, nor any ERISA Affiliate has received any notification that any Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), or has been terminated (within the meaning of Title IV of ERISA), and no Multiemployer Plan is, to the best knowledge of the Borrower, reasonably expected to be insolvent or terminated.
(d)    No prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility has occurred with respect to a Plan which has subjected or would be reasonably likely to subject the Borrower or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(e)    The present value (determined using actuarial and other assumptions which are reasonable with respect to the benefits provided and the employees participating) of the liability of the Borrower, its Subsidiaries, and each ERISA Affiliate for post-retirement welfare benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA), net of all assets under all such Plans allocable to such benefits, are reflected on the financial statements referenced in Section 7.1 in accordance with FASB 106.
(f)    Each Plan which is a welfare plan (as defined in Section 3(1) of ERISA) to which Sections 601-609 of ERISA and Section 4980B of the Code apply has been administered in compliance in all material respects with such sections.
6.13    Use of Proceeds; Margin Stock.
The proceeds of the Borrowings hereunder will be used solely for the purposes specified in Section 7.9. None of such proceeds will be used (a) for the purpose of (i) purchasing or carrying any Margin Stock, (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry Margin Stock, or (iii) any other purpose that might constitute this transaction a “purpose credit” within the meaning of Regulation U or (b) for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders, as appropriate, of such Person has approved such acquisition.
6.14    Government Regulation.
The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.
6.15    Solvency.
The Borrower is and, after the consummation of the transactions contemplated by this Loan Agreement, will be Solvent.
6.16    Disclosure.
Neither this Loan Agreement nor any financial statements delivered to the Administrative Agent or the Lenders nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, taken as a whole, not misleading. As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct.
6.17    Environmental Matters.
Except as would not result or reasonably be expected to result in a Material Adverse Effect: (a) each of the properties of the Borrower and its Subsidiaries (the “Properties”) and all operations at the Properties are in substantial compliance with all applicable Environmental Laws, (b) there is no undocumented or unreported violation of any Environmental Laws with respect to the Properties or the businesses operated by the Borrower and its Subsidiaries (the “Businesses”) that the Borrower is aware of, and (c) there are no conditions relating to the Businesses or Properties that have given rise to or would reasonably be expected to give rise to a liability under any applicable Environmental Laws.
6.18    First Mortgage Bonds Validly Issued.
From and after the FMB Delivery Date, the First Mortgage Bonds have been duly authorized and executed by the Borrower, authenticated by the First Mortgage Bond Trustee in accordance with the FMB Mortgage and the Supplemental Indenture and validly issued and delivered, pursuant to the terms of a FMB Delivery Agreement, to the Administrative Agent, and the First Mortgage Bonds constitute valid and binding obligations of the Borrower entitled to the benefits and security of the FMB Mortgage and the Supplemental Indenture and are enforceable against the Borrower in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). From and after the FMB Delivery Date, the FMB Mortgage, as supplemented by the Supplemental Indenture, complies as to form with the requirements of the Trust Indenture Act of 1939, as amended. From and after the FMB Delivery Date, the First Mortgage Bonds are not required to be registered under the Securities Act. The issuance to the Administrative Agent of the First Mortgage Bonds as described in this Loan Agreement did and does not violate any provision of the FMB Mortgage, as supplemented by the Supplemental Indenture. In addition, the issuance to the Administrative Agent of the First Mortgage Bonds as described in this Loan Agreement did and does not violate any provision of any other agreement or instrument or any law or regulation, or judicial or regulatory order, judgment or decree to which the Borrower or any of its Subsidiaries is a party or by which any of the foregoing is bound, the violation of which would have or would be reasonably expected to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, this Section 6.18 shall not apply during any FMB Release Period.
6.19    First Priority Mortgage.
The Borrower has good and indefeasible title to (or valid rights to lease or use, by easement or otherwise) all real property comprising the Mortgaged Property, and good and valid title to (or valid rights to use, by easement or otherwise) all fixtures and personal property comprising the Mortgaged Property, and (i) all such Mortgaged Property is subject to the Lien of the FMB Mortgage Documents, and (ii) all such Mortgaged Property acquired by the Borrower after the respective dates of the FMB Mortgage and the Supplemental Indenture have become or will, upon such acquisition, become, subject to the Lien thereof. The FMB Mortgage constitutes a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage). From and after the FMB Delivery Date, the rights, powers, Liens and privileges purported to be created pursuant to the FMB Mortgage Documents in favor of the Administrative Agent, as the holder of the First Mortgage Bonds for the benefit of the Lenders, shall be equal and ratable with the holders of other bonds issued pursuant to the FMB Mortgage Documents. Notwithstanding anything herein to the contrary, this Section 6.19 shall not apply during any FMB Release Period.
6.20    Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.
(a)    None of (i) the Borrower, any Subsidiary or, to the knowledge of the Borrower or such Subsidiary, any of their respective directors, officers, employees or Affiliates, or (ii) to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Borrowings, (A) is a Sanctioned Person or currently the subject or target of any Sanctions, (B) has its assets located in a Sanctioned Country, (C) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (D) directly or indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.
(b)    Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
(c)    Each of the Borrower and its Subsidiaries, and to the knowledge of the Borrower, director, officer, employee, agent and Affiliate of Borrower and each such Subsidiary, is in compliance with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions in all material respects.
(d)    No proceeds of any Borrowings have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees and agents in violation of Section 7.9(b).
6.21    Covered Foreign Persons; Covered Activities.
. Neither the Borrower nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. Neither the Borrower nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Loan Agreement.
SECTION 7

AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all of the Borrower Obligations:
7.1    Information Covenants.
The Borrower will furnish, or cause to be furnished, to the Lenders:
(a)    Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each Fiscal Year of the Borrower commencing with the 2025 Fiscal Year, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries, as of the end of such Fiscal Year, together with the related consolidated statements of income and of cash flows for such Fiscal Year, setting forth in comparative form figures for the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and, in each case, audited by independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders and whose opinion shall be furnished to the Lenders, and shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified in any respect.
(b)    Quarterly Financial Statements. As soon as available, and in any event within 60 days after the close of each Fiscal Quarter of the Borrower commencing with the Fiscal Quarter ending March 31, 2025 (other than the fourth Fiscal Quarter), a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter, together with the related consolidated statement of income for such Fiscal Quarter and a year to date statement of cash flows, in each case setting forth in comparative form figures for the corresponding period of the preceding Fiscal Year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Required Lenders, and, in each case, accompanied by a certificate of a Financial Officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of such Person and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements.
(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of a Financial Officer substantially in the form of Exhibit 7.1(c): (i) setting forth calculations demonstrating compliance by the Borrower with the financial covenant set forth in Section 7.2 as of the end of such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.
(d)    Reports. Notice of the filing by the Borrower of any Form 10-Q, Form 10-K or Form 8-K with the SEC promptly upon the filing thereof and copies of all financial statements, proxy statements, notices and reports as the Borrower shall send to its shareholders concurrently with the mailing of any such statements, notices or reports to its shareholders.
(e)    Notices. Upon the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent within ten (10) days of (i) the occurrence of a Default or Event of Default, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto, (ii) the occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any of its Subsidiaries which, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (B) one or more judgments, orders, or decrees shall be entered against the Borrower or any of its Subsidiaries involving a liability of $5,000,000 or more, in the aggregate or (C) the institution of any proceedings against the Borrower or any of its Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any federal, state or local law, rule or regulation (including, without limitation, any Environmental Laws), the violation of which would have or would reasonably be expected to have a Material Adverse Effect and (iii) the First Mortgage Bond Trustee resigning as trustee under the FMB Mortgage.
(f)    ERISA. Upon the Borrower, any of its Subsidiaries, or any ERISA Affiliate obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent promptly (and in any event within ten days) of any of the following which would result in or reasonably would be expected to result in a Material Adverse Effect: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or would be reasonably expected to lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Borrower, any of its Subsidiaries, or any ERISA Affiliate, or of a determination that any Multiemployer Plan is insolvent (both within the meaning of Title IV of ERISA); (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which the Borrower or any of its Subsidiaries or ERISA Affiliates is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Code with respect thereto; or (iv) a change in the funding status of any Plan, in each case together with a description of any such event or condition or a copy of any such notice and a statement by an officer of the Borrower briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken with respect thereto. Promptly upon request, the Borrower shall furnish the Lenders with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).
(g)    Debt Ratings. Prompt notice of any change in the Debt Ratings of the Borrower.
(h)    KYC; Anti-Money Laundering Laws; Anti-Corruption Laws. Promptly upon the request thereof, such other information and documentation required under applicable “know your customer” rules and regulations, the PATRIOT Act or any applicable Anti-Money Laundering Laws or Anti-Corruption Laws, in each case as from time to time reasonably requested by the Administrative Agent or any Lender.
(i)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Lenders may reasonably request.
Documents required to be delivered pursuant to Section 7.1(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Officer’s Certificate required by Section 7.1(c) to the Administrative Agent. Except for such Officer’s Certificate, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
7.2    Financial Covenant.
The ratio of (i) Consolidated Indebtedness of the Borrower to (ii) Consolidated Capitalization of the Borrower shall be less than or equal to 0.65 to 1.0 as of the last day of any Fiscal Quarter of the Borrower.
7.3    Preservation of Existence and Franchises.
(a)    Except in a transaction permitted by Section 8.2, the Borrower will do (and will cause each of its Subsidiaries to do) all things necessary to preserve and keep in full force and effect its existence and material rights, franchises and authority.
(b)    The Borrower will maintain (and will cause each of its Subsidiaries to maintain) its properties in good working order and condition and not waste or otherwise permit such properties to deteriorate, reasonable wear and tear excepted; provided that this Section 7.3(b) shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.4    Books and Records.
The Borrower will keep (and will cause each of its Subsidiaries to keep) complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
7.5    Compliance with Law.
(a)    The Borrower will comply (and will cause each of its Subsidiaries to comply) with all laws (including, without limitation, all Environmental Laws and ERISA laws), rules, regulations and orders, and all applicable restrictions imposed by all Governmental Authorities, applicable to it and its properties, if the failure to comply would have or would reasonably be expected to have a Material Adverse Effect.
(b)    Without limiting clause (a) above, the Borrower will, and will cause each of its Subsidiaries to, ensure that no person who owns a controlling interest in or otherwise controls the Borrower or any Subsidiary is or shall be a Sanctioned Person.
(c)    The Borrower will (i) maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions, (ii) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (iii) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
7.6    Payment of Taxes and Other Indebtedness.
The Borrower will (and will cause each of its Subsidiaries to) pay, settle or discharge (a) all Taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent, (b) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien upon any of its properties, and (c) all of its other Indebtedness as it shall become due (to the extent such repayment is not otherwise prohibited by this Loan Agreement); provided, however, that the Borrower and its Subsidiaries shall not be required to pay any such Tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (i) would give rise to an immediate right to foreclose or collect on a Lien securing such amounts or (ii) would have or would be reasonably expected to have a Material Adverse Effect.
7.7    Insurance.
The Borrower will (and will cause each of its Subsidiaries to) at all times maintain in full force and effect insurance (including worker’s compensation insurance and general liability insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
7.8    Performance of Obligations.
The Borrower will perform (and will cause each of its Subsidiaries to perform) in all material respects all of its obligations under the terms of the Supplemental Indenture, the First Mortgage Bonds, and all other material agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound; provided that the Specified Defaults will not constitute such a failure to perform for purposes of this Section 7.8.
7.9    Use of Proceeds.
(a)    The proceeds of the Borrowings may be used solely (i) to repurchase any and all of the Borrower’s first mortgage bonds originally issued pursuant to the FMB Mortgage prior to the Closing Date and repurchased by the Borrower in connection with one or more offers to purchase all of such outstanding first mortgage bonds to be commenced promptly after the Closing Date and in accordance with the FMB Mortgage, and (ii) to pay fees and expenses required by the Loan Documents.
(b)    The Borrower shall not request any Borrowing, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing directly or, to the knowledge of the Borrower, indirectly (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

7.10    Audits/Inspections.
Upon reasonable notice and during normal business hours and subject to the Borrower’s applicable safety protocols, the Borrower will permit representatives appointed by the Administrative Agent or the Lenders, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or such Lender or its representatives to investigate and verify the accuracy of information provided to it and to discuss all such matters with the officers, employees and representatives of the Borrower; provided, that an officer or authorized agent of the Borrower shall be present during any such discussions between the officers, employees or representatives of the Borrower and the representatives of the Administrative Agent or any Lender.
7.11    First Mortgage Bond Delivery.. On or before the FMB Delivery Date, the Borrower will:
(a)    execute and deliver, or cause to be executed and delivered, each of the Supplemental Indenture, the First Mortgage Bonds and the FMB Delivery Agreement;
(b)    together with the documents required under clause (a), deliver to the Administrative Agent a duly executed certificate or certificates executed by a Financial Officer or an Authorized Officer of the Borrower as of such date of delivery stating that (i) the Borrower and each of its Subsidiaries are in compliance in all material respects with all existing material financial obligations (other than the Specified Defaults) and all material Requirements of Law, (ii) there does not exist any material order, decree, judgment, ruling or injunction or any material pending or threatened action, suit, investigation or proceeding against the Borrower or any of its Subsidiaries except as disclosed in the SEC Report, and (iii) (A) the Borrower is Solvent, (B) no Default or Event of Default exists, and (C) all representations and warranties contained herein and in the other Loan Documents and the FMB Mortgage Documents are true and correct in all material respects; and
(c)    to the extent requested by the Administrative Agent, deliver copies of each document (including any Uniform Commercial Code financing statement) required by the FMB Mortgage Documents to be filed, registered or recorded in order to create in favor of the First Mortgage Bond Trustee for the benefit of the holders of the First Mortgage Bonds, including the Administrative Agent, for the benefit of the Lenders, a valid direct first deed of trust lien and security interest on the Mortgaged Property, in each case, in proper form for filing, registration or recordation.
SECTION 8

NEGATIVE COVENANTS
Unless otherwise approved in writing by the Required Lenders, the Borrower covenants and agrees that, until the termination of the Commitments and the payment in full of all the Borrower Obligations:

8.1    Nature of Business.
The Borrower will not materially alter the character of its business from that conducted as of the Closing Date.
8.2    Consolidation and Merger.
The Borrower will not (a) merge with or into any other Person or (b) consolidate, liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that, so long as no Default or Event of Default shall exist or be caused thereby, a Person may be merged or consolidated with or into the Borrower so long as the Borrower shall be the continuing or surviving Person; and provided further that the Merger Transactions pursuant to clause (i) of the definition thereof will not constitute a violation of this Section 8.2.
8.3    Sale or Lease of Assets.
The Borrower will not (nor will it permit its Subsidiaries to) sell, lease, transfer or otherwise dispose of, any of its assets (including, without limitation, all or substantially all of its assets, whether in one transaction or a series of related transactions) except (a) sales or transfers of accounts receivable and related rights to payment in connection with a TNMP Securitization, (b) sales or other transfers of assets for fair value, if the aggregate value of all such transactions in any calendar year, does not exceed 25% of the book value of Total Assets of the Borrower, as calculated as of the end of the most recent Fiscal Quarter, and (c) sales, leases, transfers or other dispositions, at less than fair value, of any other assets of the Borrower and its Subsidiaries, provided that the aggregate book value of such assets shall not exceed $10,000,000 in any calendar year.
8.4    Affiliate Transactions.
The Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any Affiliate other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s-length transaction with a Person other than an Affiliate.
8.5    Liens.
The Borrower will not (nor will it permit its Subsidiaries to) contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness other than the following: (a) Liens securing the Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e)  Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds, (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower or its Subsidiaries, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 180 days after the completion of such acquisition, construction or creation, (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto and (iv) the aggregate principal amount of all Indebtedness at any one time outstanding that is secured by such Liens shall not exceed $50,000,000, (k) any Lien on Margin Stock, (l) the assignment of, or Liens on, demand, energy or wheeling revenues, or on capacity reservation or option fees, payable to the Borrower or any of its Subsidiaries with respect to any wholesale electric service or transmission agreements, the assignment of, or Liens on, revenues from energy services contracts, and the assignment of, or Liens on, capacity reservation or option fees payable to the Borrower or such Subsidiary with respect to asset sales permitted herein, (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (n) Liens securing obligations under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes, (o) the assignment of or Liens on, accounts receivable and related rights to payment in connection with (i) a TNMP Securitization or (ii) any other accounts receivable securitization so long as such other securitization is non-recourse to the Borrower (other than with respect to Standard Securitization Undertakings) and is otherwise on commercially reasonable terms, and the filing of related financing statements under the Uniform Commercial Code of the applicable jurisdictions, (p) Liens upon any property in favor of the lenders under any Material Credit Agreement securing Indebtedness thereunder; provided that (i) the Borrower Obligations shall concurrently be secured equally and ratably with (or prior to) such Indebtedness under such Material Credit Agreement so long as such other Indebtedness shall be secured and (ii) the Borrower, the lenders or any administrative agent under such Material Credit Agreement and the Administrative Agent, for the benefit of the Lenders, shall have entered into such security agreements, collateral trust and sharing agreements, intercreditor agreements and other documentation deemed necessary by the Administrative Agent in respect of such Lien on terms and conditions acceptable to the Administrative Agent (including, without limitation, with respect to the voting of claims and release or modification of any such Lien or all or any portion of the collateral thereunder), (q) the Lien of the FMB Mortgage Documents on the Mortgaged Property, subject in each case to compliance with Section 7.2, (r) the Liens on the Mortgaged Property which would not otherwise be permitted under this Section 8.5 and which are “Permitted Liens” (as such term is defined in the FMB Mortgage as in effect on the date hereof) and (s) Liens on Property, in addition to those otherwise permitted by clauses (a) through (r) above, securing, directly or indirectly, Indebtedness or obligations of the Borrower and its Subsidiaries arising pursuant to other agreements entered into in the ordinary course of business which do not exceed, in the aggregate at any one time outstanding, $50,000,000.

8.6    Accounting Changes.
The Borrower will not (nor will it permit any of its Subsidiaries to) make or permit, any change in accounting policies or reporting practices, except as required by GAAP, or as permitted by GAAP, if the amounts involved are not material.
8.7    Covered Foreign Persons; Covered Activities.
The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if the Borrower were a U.S. Person or (iii) any other activity that would cause the Administrative Agent or any Lender to be in violation of the Outbound Investment Rules or cause the Administrative Agent or any Lender to be legally prohibited by the Outbound Investment Rules from performing under this Loan Agreement
SECTION 9

EVENTS OF DEFAULT
9.1    Events of Default.
An Event of Default with respect to the Borrower shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a)    Payment. The Borrower shall: (i) default in the payment when due of any principal of any of the Loans; or (ii) default, and such default shall continue for five (5) or more Business Days, in the payment when due of any interest on the Loans or of any fees, including any Duration Fees, or other amounts owing hereunder, under any of the other Loan Documents or in connection herewith or therewith.
(b)    Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein or in any of the other Loan Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.
(c)    Covenants. The Borrower shall:
(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(e)(i), 7.2, 7.3(a) (solely with respect to the existence of the Borrower), 7.9, 7.10 or 8.1 through 8.6, inclusive; or
(ii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) of this Section 9.1) contained in this Loan Agreement or any other Loan Document and the default shall continue unremedied for a period of at least thirty (30) days after the earlier of an Authorized Officer of the Borrower becoming aware of such default or notice thereof given by the Administrative Agent.

(d)    Loan Documents; FMB Mortgage. Any Loan Document or, from and after the FMB Delivery Date, the FMB Mortgage shall fail to be in force and effect or the Borrower shall so assert or any Loan Document or the FMB Mortgage shall fail to give the Administrative Agent or the Lenders, or the First Mortgage Bond Trustee, as applicable, the material rights, powers, liens and privileges purported to be created thereby; provided that it shall not be a Default or Event of Default hereunder if the FMB Mortgage or any other FMB Mortgage Document fails to be in force or effect during any FMB Release Period.
(e)    Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or any of its Subsidiaries (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any of its Subsidiaries in an involuntary case under any applicable Debtor Relief Law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or any of its Subsidiaries or for any substantial part of their property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable Debtor Relief Law now or hereafter in effect is commenced against the Borrower or any of its Subsidiaries and such petition remains unstayed and in effect for a period of sixty (60) consecutive days; or (iii) the Borrower or any of its Subsidiaries shall commence a voluntary case under any applicable Debtor Relief Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or any of its Subsidiaries admit in writing its inability to pay its debts generally as they become due or any action shall be taken by any Person in furtherance of any of the aforesaid purposes.
(f)    Defaults under Other Agreements.
(i)    The Borrower or any of its Subsidiaries shall default in the due performance or observance (beyond the applicable grace period with respect thereto) of any material obligation or condition of any contract or lease to which it is a party, if such default would have or would reasonably be expected to have a Material Adverse Effect.
(ii)    With respect to any Indebtedness of the Borrower or any of its Subsidiaries (other than Indebtedness outstanding under this Loan Agreement) in excess of $20,000,000 in the aggregate (A) the Borrower or any of its Subsidiaries shall (x) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to such Indebtedness, or (y) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist (other than a Specified Default), the effect of which default or other event or condition is to cause or permit the holder or the holders of such Indebtedness (or any trustee or agent on behalf of such holders) to cause (determined without regard to whether any notice or lapse of time is required) such Indebtedness to become due prior to its stated maturity; or (B) such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment prior to the stated maturity thereof; or (C) such Indebtedness shall mature and remain unpaid.
(g)    Judgments. Any judgment, order or decree involving a liability of $20,000,000 or more, or one or more judgments, orders, or decrees involving a liability of $40,000,000 or more, in the aggregate, shall be entered against the Borrower or any of its Subsidiaries and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period ending on the first to occur of (i) the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien or (ii) 60 days; provided that if such judgment, order or decree provides for periodic payments over time then the Borrower or such Subsidiary shall have a grace period of 30 days with respect to each such periodic payment.
(h)    ERISA. The occurrence of any of the following events or conditions if any of the same would have or would be reasonably expected to have a Material Adverse Effect: (i) the Borrower, any of its Subsidiaries or any ERISA Affiliate fails to make full payment when due of all amounts which under the provisions of any Plan or Section 412 or 430 of the Code, the Borrower, any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto; (ii) an ERISA Event shall occur with respect to a Single Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iii) an ERISA Event shall occur with respect to a Multiemployer Plan or Multiple Employer Plan which is, in the reasonable opinion of the Required Lenders, likely to result in (A) the termination of such Single Employer Plan for purposes of Title IV of ERISA, or (B) the Borrower, any of its Subsidiaries, or any ERISA Affiliate incurring any liability in connection with a withdrawal from or insolvency (within the meaning of Section 4245 of ERISA) of such Plan; or (iv) any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary responsibility shall occur which would be reasonably expected to subject the Borrower, any of its Subsidiaries, or any ERISA Affiliate to any liability under Sections 406, 409, 502(i), or 502(l) of ERISA or Section 4975 of the Code, or under any agreement or other instrument pursuant to which the Borrower, any of its Subsidiaries, or any ERISA Affiliate has agreed or is required to indemnify any person against any such liability.
(i)    Change of Control. There shall occur a Change of Control.
(j)    First Mortgage Bonds. From and after the FMB Delivery Date, during any period other than a FMB Release Period, (i) the aggregate outstanding principal amount of the First Mortgage Bonds shall be less than the aggregate outstanding principal amount of the Loans; or (ii) the First Mortgage Bonds shall cease to be equally and ratably secured under the terms of the FMB Mortgage by a valid direct first deed of trust lien and security interest upon all Mortgaged Property, subject only to “Permitted Liens” (as such term is defined in the FMB Mortgage); or (iii) the Borrower shall deny in writing that it has any liability or obligation under any First Mortgage Bonds or purport to revoke, terminate, rescind or redeem any First Mortgage Bonds (other than in accordance with the terms of the First Mortgage Bonds and the FMB Mortgage).
9.2    Acceleration; Remedies.
Upon the occurrence and during the continuation of an Event of Default, the Administrative Agent may or, upon the request and direction of the Required Lenders, shall take the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:
(a)    Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other Borrower Obligations of any and every kind owing by the Borrower to the Administrative Agent or the Lenders under the Loan Documents to be due, whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

(b)    Termination of Commitments. Declare the Commitments of each Lender terminated, whereupon the Commitments of each Lender shall be immediately terminated.
(c)    Enforcement of Rights. To the extent permitted by Law, enforce any and all rights and interests created and existing under applicable Law and under the Loan Documents, and, from and after the FMB Delivery Date, the FMB Mortgage.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other Borrower Obligations owing to the Administrative Agent and the Lenders hereunder shall immediately become due and payable and all Commitments of the Lenders shall immediately terminate, in each case without the giving of any notice or other action by the Administrative Agent or the Lenders, which notice or other action is expressly waived by the Borrower.
Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by Law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
9.3    Allocation of Payments After Event of Default.
Notwithstanding any other provisions of this Loan Agreement, after the occurrence and during the continuation of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of legal counsel) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Administrative Agent and the Lenders under the Loan Documents, ratably among them in proportion to the amounts described in this clause “FIRST” payable to them;
SECOND, to payment of any fees owed to the Administrative Agent or any Lender, ratably among them in proportion to the amounts described in this clause “SECOND” payable to them;
THIRD, to the payment of all accrued interest payable to the Lenders hereunder, ratably among them in proportion to the amounts described in this clause “THIRD” payable to them;
FOURTH, to the payment of the outstanding principal amount of the Loans, ratably among them in proportion to the amounts described in this clause “FOURTH” payable to them;
FIFTH, to all other Borrower Obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “FOURTH” above, ratably among the holders of such Borrower Obligations in proportion to the amounts described in this clause “FIFTH” payable to them; and
SIXTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

SECTION 10

AGENCY PROVISIONS
10.1    Appointment and Authority.
Each of the Lenders hereby irrevocably appoints Wells Fargo Bank, National Association to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and the FMB Mortgage and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have any rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
10.2    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
10.3    Exculpatory Provisions.
The Administrative Agent, the Arranger and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature, and the FMB Mortgage. Without limiting the generality of the foregoing, the Administrative Agent, the Arranger and their respective Related Parties:
(a)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents or the FMB Mortgage that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document, the FMB Mortgage or applicable Law, including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;
(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, its Subsidiaries or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;
(d)    shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Arranger or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Loan Agreement; and
(e)    shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.
The Administrative Agent shall not be liable for any action taken or not taken by it (a) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (b) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent, the Arranger or their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Loan Agreement or any other Loan Document or the FMB Mortgage, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Loan Agreement, any other Loan Document, the FMB Mortgage Documents or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4, Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4    Reliance by Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Loan Agreement or a signature page to an Assignment and Assumption or any other Loan Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall be deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.
10.5    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document or under the FMB Mortgage by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
10.6    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and the FMB Mortgage (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents or under the FMB Mortgage, as applicable (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents and the FMB Mortgage, as applicable, the provisions of this Article and Section 11.5 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal.
10.7    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender expressly acknowledges that none of the Administrative Agent, the Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, the Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, the Arranger or any of their respective Related Parties to any Lender as to any matter, including whether the Administrative Agent, the Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent and the Arranger that (a) the Loan Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Loan Agreement and the other Loan Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of investing in the general performance or operations of the Borrower and its Subsidiaries, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as a security, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, the Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable Laws relating to the transactions contemplated by this Loan Agreement and the other Loan Documents and (e) it has made its own independent decision to enter into this Loan Agreement and the other Loan Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender also acknowledges and agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Loan Agreement, any other Loan Document, the FMB Mortgage or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim under any federal or state securities law or otherwise in contravention of this Section 10.7.
10.8    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, the Arranger or agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Loan Agreement or any of the other Loan Documents or the FMB Mortgage, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
10.9    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Section 11.5) allowed in such judicial proceeding; and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Loan Agreement.
10.10    Status of Lenders.
The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.
10.11    ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans or the Commitments or this Loan Agreement;
(ii)    the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Loan Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement; or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of the Administrative Agent, the Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Loan Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Loan Agreement, any Loan Document or any documents related hereto or thereto).
10.12    Erroneous Payments.
(a)    Each Lender and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (Affiliate thereof) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 10.12(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.
(b)    Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c)    In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.
(d)    In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.3 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.
(e)    Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 10.12 or under the indemnification provisions of this Loan Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Loan Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Borrower Obligations, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Borrower Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Borrower Obligations, the Borrower Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making a payment on the Borrower Obligations.
(f)    Each party’s obligations under this Section 10.12 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Borrower Obligations (or any portion thereof) under any Loan Document.
(g)    Nothing in this Section 10.12 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.
SECTION 11

MISCELLANEOUS
11.1    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
(i)    if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and
(ii)    if to any other Lender, to the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth on Schedule 11.1, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and the Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.
(d)    Borrower Materials/The Platform. The parties hereto hereby acknowledge that (i) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to direct or actual damages, losses or expenses).
(e)    Change of Address, Etc. The Borrower and the Administrative Agent may change its respective address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.2    Right of Set-Off.
In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation, branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under the Notes, the First Mortgage Bonds, the other Loan Documents, the FMB Mortgage or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto. The Borrower hereby agrees that any Person purchasing a participation in the Loans and Commitments hereunder pursuant to Sections 3.8 or 11.3(d) may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.
11.3    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Loan Agreement.

(b)    Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Loan Agreement (including all or a portion of its Commitments and its Loans (at the time owing to it)); provided that:
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified below in the aggregate or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed, and the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received written notice thereof);
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement with respect to the Commitments and Loans assigned;
(iii)    no consent shall be required for any assignment to an Eligible Assignee except to the extent required by paragraph (b)(i) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day; and
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided, that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)    No Assignment to Ineligible Institutions. No such assignment shall be made to any Ineligible Institution.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Loan Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.9, 3.13, 3.14, and 11.5(b) with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this subsection shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section (other than a purported assignment to a natural Person or the Borrower or any of the Borrower’s Subsidiaries or Affiliates, which shall be null and void).
(c)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments and the principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than an Ineligible Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement (including all or a portion of its Commitments and Loans owing to it); provided that (i) such Lender’s obligations under this Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments and Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Loan Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and to approve any amendment, modification or waiver of any provision of this Loan Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.6 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.13 and 3.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 3.7 as though it were a Lender, provided such Participant agrees to be subject to Section 3.8 as though it were a Lender.
(e)    Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.9, 3.13, or 3.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.13(g) as though it were a Lender.
(f)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
11.4    No Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
11.5    Attorney Costs, Expenses, Taxes and Indemnification by Borrower.
(a)    The Borrower agrees (i) to pay or reimburse the Administrative Agent and the Arranger for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Loan Agreement and the other Loan Documents and the FMB Mortgage and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all reasonable fees and expenses of legal counsel, and (ii) to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Loan Agreement or the other Loan Documents or the FMB Mortgage (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Borrower Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all reasonable fees and expenses of legal counsel. The foregoing costs and expenses shall include all search, filing, recording, and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the Arranger and the cost of independent public accountants and other outside experts retained by the Administrative Agent, the Arranger or any Lender. Other than costs and expenses payable in connection with the closing of the transactions contemplated by this Loan Agreement pursuant to this Section 11.5(a) (which shall be payable on the Closing Date unless otherwise agreed by the Administrative Agent and the Arranger), all amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the termination of the Commitments and repayment of all other Borrower Obligations.
(b)    Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Related Party, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including the reasonable fees and expenses of legal counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document, the FMB Mortgage or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Substances on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary of the Borrower, or any Environmental Claim related in any way to the Borrower or any Subsidiary of the Borrower, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding), whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto or (v) any civil penalty or fine assessed by OFAC against, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by the Administrative Agent or any Lender as a result of conduct of the Borrower that violates a sanction enforced by OFAC (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through any Platform in connection with this Loan Agreement, nor shall any Indemnitee have any liability for any special, punitive, indirect or consequential damages relating to this Loan Agreement or any other Loan Document or the FMB Mortgage or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).
(c)    To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 3.2(d).

All amounts due under this Section 11.5 shall be payable within ten (10) Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Borrower Obligations.
11.6    Amendments, Etc.
Except as set forth below or as specifically provided in any Loan Document (including Section 3.10(c)), no amendment or waiver of any provision of this Loan Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)    waive any condition set forth in Section 4.1 or 5.1 without the written consent of each Lender;
(b)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to the terms of this Loan Agreement) without the written consent of such Lender;
(c)    postpone any date fixed by this Loan Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Loans hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
(d)    reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation to pay interest at the Default Rate;
(e)    change Section 3.8 or Section 9.3 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
(f)    change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;
(g)    release the Borrower from its obligations, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under (or in respect of) the Loan Documents or, except to the extent described in Section 2.1(d)(ii), the FMB Mortgage without the written consent of each Lender; or
(h)    except to the extent described in Section 2.1(d)(ii), authorize the Administrative Agent to vote in favor of the release of all or substantially all of the collateral securing the First Mortgage Bonds without the written consent of each Lender;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Loan Agreement or any other Loan Document (including, without limitation, under Section 3.16) or, except to the extent expressly set forth in Section 2.1(d)(ii), the FMB Mortgage; and (ii) a Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder.
11.7    Counterparts; Integration; Effectiveness; Electronic Execution.
(a)    Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed signature page of this Loan Agreement by facsimile transmission or other secure electronic format (pdf) shall be effective as delivery of a manually executed counterpart hereof.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Loan Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Loan Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Loan Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.
11.8    Headings.
The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Loan Agreement.
11.9    Survival of Indemnification and Representations and Warranties.
(a)    Survival of Indemnification. All indemnities set forth herein shall survive the execution and delivery of this Loan Agreement, the making of any Loan and the repayment of the Loans and other Borrower Obligations and the termination of the Commitments hereunder.
(b)    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Borrowing, and shall continue in full force and effect as long as any Loan or any other Borrower Obligation hereunder shall remain unpaid or unsatisfied.
11.10    Governing Law; Venue; Service.
(a)    THIS LOAN AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE SUPPLEMENTAL INDENTURE AND THE FIRST MORTGAGE BONDS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES). Any legal action or proceeding with respect to this Loan Agreement or any other Loan Document (other than the Supplemental Indenture and the First Mortgage Bonds) may be brought in the courts of the State of New York or of the United States for the Southern District of New York and appellate courts thereof, and, by execution and delivery of this Loan Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its Property, generally and unconditionally, the jurisdiction of such courts.
(b)    The Borrower irrevocably consents to the service of process in any action or proceeding with respect to this Loan Agreement or any other Loan Document by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address for notices pursuant to Section 11.1, such service to become effective ten days after such mailing. Nothing herein shall affect the right of a Lender to serve process in any other manner permitted by Law.
11.11    Waiver of Jury Trial; Waiver of Consequential Damages.
EACH OF THE PARTIES TO THIS LOAN AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM

ARISING OUT OF OR RELATING TO THIS LOAN AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. Each of the parties to this Loan Agreement agrees not to assert any claim against any other party hereto, Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any of the transactions contemplated herein and in the other Loan Documents and in the FMB Mortgage; provided that nothing contained in this Section 11.11 shall limit the Borrower’s indemnification and reimbursement obligations set forth in Section 11.5.
11.12    Severability.
If any provision of any of the Loan Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.
11.13    Further Assurances.
The Borrower agrees, upon the request of the Administrative Agent, to promptly take such actions, as reasonably requested, as is necessary to carry out the intent of this Loan Agreement and the other Loan Documents.
11.14    Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency or regulatory authority purporting to have jurisdiction over it or an Affiliate (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Loan Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Loan Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facilities provided for herein, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS LOAN AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS LOAN AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

11.15    Entirety.
This Loan Agreement together with the other Loan Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Loan Documents or the transactions contemplated herein and therein.
11.16    Binding Effect; Continuing Agreement.
(a)    This Loan Agreement shall become effective at such time when all of the conditions set forth in Section 4.1 have been satisfied or waived by the Lenders and it shall have been executed by the Borrower and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Loan Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.
(b)    This Loan Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full and Commitments have been terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions and other provisions that by their terms survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.
11.17    [Reserved].
11.18    USA Patriot Act Notice; Anti-Corruption Laws.
The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Corruption Laws, each of them is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the PATRIOT Act or such Anti-Corruption Laws.
11.19    Acknowledgment.
Section 7 and Section 8 of this Loan Agreement contain affirmative and negative covenants applicable to the Borrower. Each of the parties to this Loan Agreement acknowledges and agrees that any such covenants that require the Borrower to cause any of its Subsidiaries to take or to refrain from taking specified actions will be enforceable unless prohibited by applicable law or regulatory requirement.
11.20    Replacement of Lenders.
If (a) any Lender requests compensation under Section 3.9, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.13, (and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.17), (b) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.6 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (c) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Loan Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.3(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.14) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.9 or payments required to be made pursuant to Section 3.13, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable Laws; and
(v)    in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Loan Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans pursuant to this Section shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
11.21    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Loan Agreement provided by the Administrative Agent, the Arranger and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) each of the Administrative Agent, the Arranger and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person; (iii) none of the Administrative Agent, the Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) each of the Administrative Agent, the Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency, or fiduciary relationship; and (v) the Administrative Agent, the Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.
The Borrower acknowledges and agrees that each Lender, the Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Arranger or such Affiliate thereof were not a Lender or the Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Loan Agreement) and without any duty to account therefor to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, the Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Loan Agreement, the Borrowings or otherwise without having to account for the same to any other Lender, the Arranger, the Borrower or any Affiliate of the foregoing.
11.22    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Loan Agreement or any other Loan Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

11.23    Acknowledgement Regarding Any Supported QFCs. .
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)    As used in this Section 11.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

    “Covered Entity” means any of the following:

(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Each of the parties hereto has caused a counterpart of this Loan Agreement to be duly executed and delivered as of the date first above written.
BORROWER:            TEXAS-NEW MEXICO POWER COMPANY,
a Texas corporation
By:    /s/ Sabrina G. Greinel
Name: Sabrina G. Greinel
Title: Vice President and Treasurer
Signature Page to
Texas-New Mexico Power Company Term Loan Agreement

ADMINISTRATIVE AGENT:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:    /s/ Whitney Shellenberg
Name: Whitney Shellenberg
Title: Executive Director

Signature Page to
Texas-New Mexico Power Company Term Loan Agreement

LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender
By:    /s/ Whitney Shellenberg
Name: Whitney Shellenberg
Title: Executive Director
[OTHER LENDERS]

Signature Page to
Texas-New Mexico Power Company Term Loan Agreement

SCHEDULE 1.1(a)
PRO RATA SHARES

Lender	Commitment	Pro Rata Share
Wells Fargo Bank, National Association	$1,505,000,000.00	100%
TOTAL	$1,505,000,000.00	100%

SCHEDULE 11.1
NOTICES
Borrower:
Texas-New Mexico Power Company
414 Silver Ave. SW, MS0905
Albuquerque, New Mexico 87102-3289
Attention: Sabrina G. Greinel, Vice President and Treasurer
Telephone No.: (505) 241-4683
Fax No.: (505) 241-4343
E-mail: cashdesk@txnmenergy.com
    sabrina.greinel@txnmenergy.com

Address for notices as Administrative Agent:
Wells Fargo Bank, National Association
1525 West W.T. Harris Blvd.
Mail Code: D1109-019
Charlotte, NC 28262
Attention: Syndication Agency Services
Telephone No.: (704) 590-2706
Telecopy No.: (704) 590-2790
E-mail: agencyservices.requests@wellsfargo.com

Address for notices as Credit Contact:
Wells Fargo Bank, National Association
90 S. Seventh Street, 15th Floor
Minneapolis, MN 55402
MAC N9305-156
Attention: Whitney Shellenberg
Telephone No.: (612) 667-5878
Email: whitney.l.shellenberg@wellsfargo.com

Administrative Agent Wiring Instructions:
On file with the Borrower and the Administrative Agent.

EXHIBIT 2.1(b)
FORM OF
NOTICE OF BORROWING
TO:     WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
RE:     Term Loan Agreement dated as of May 18, 2025 among Texas-New Mexico Power Company (the “Borrower”), the Lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).
DATE:    ________________, 202__
1.    This Notice of Borrowing is made pursuant to the terms of the Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Loan Agreement.
2.    Please be advised that the Borrower is requesting a Loan on the terms set forth below:
(a)    Principal amount of requested
Loan     $_________________
(b)    Date of requested
Loan (the “Borrowing Date”)    __________________
(c)    Interest rate applicable to the
requested Loan:
(i)    _______    Adjusted Base Rate
(ii)    _______    Adjusted Term SOFR for an Interest Period of:
_______    one month
_______    three months
_______    six months
3.    The undersigned hereby certifies that the following statements will be true on the Borrowing Date:
(a)    The representations and warranties made by the undersigned in any Loan Document (other than the representation and warranties in Section 6.7(a) (but only with respect to clause (a) of the definition of Material Adverse Effect) and Section 6.9 of the Loan Agreement) and, from and after the FMB Delivery Date (except during any FMB Release Period), in the FMB Mortgage are true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) at and as if made as of such date except to the extent they expressly and exclusively relate to an earlier date.

(b)    No Default or Event of Default exists or shall be continuing either prior to or after giving effect to the Loan made pursuant to this Notice of Borrowing.
(c)    Subsequent to the funding of the requested Loan, the aggregate principal amount of the Loans will not exceed the aggregate amount of the Lenders’ Commitments.
4.    The undersigned hereby acknowledges and agrees that the Borrower shall indemnify each Lender in accordance with Section 3.14 against any loss, cost or expense incurred by such Lender as a result of any failure by the Borrower to borrow the Loan requested by the Borrower in this Notice of Borrowing on the Borrowing Date.

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation
By:
Name:
Title:

EXHIBIT 2.1(d)
FORM OF TERM NOTE
Lender: ____________    _________, 202__
FOR VALUE RECEIVED, TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation (the “Borrower”), hereby promises to pay to the Lender referenced above (the “Lender”), at the Administrative Agent’s Office set forth in that certain Term Loan Agreement dated as of May 18, 2025 (as amended, modified, extended or restated from time to time, the “Loan Agreement”) among the Borrower, the Lenders party thereto (including the Lender) and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) (or at such other place or places as the holder of this Note may designate), the aggregate unpaid principal amount of the Loan made by the Lender to the Borrower under the Loan Agreement, in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Loan Agreement (but, in any event, no later than the Maturity Date), and to pay interest on the unpaid principal amount of the Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of the Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Loan Agreement.
This Note is one of the Notes referred to in the Loan Agreement and evidences the Loan made by the Lender to the Borrower thereunder. Capitalized terms used in this Note have the respective meanings assigned to them in the Loan Agreement and the terms and conditions of the Loan Agreement are expressly incorporated herein and made a part hereof.
The Loan Agreement provides for the acceleration of the maturity of the Loan evidenced by this Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayment of the Loan upon the terms and conditions specified therein. In the event this Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to principal and interest, all costs of collection, including reasonable attorney fees.
The date, amount, type, interest rate and duration of Interest Period (if applicable) of the Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books; provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing under the Loan Agreement or under this Note in respect of the Loan to be evidenced by this Note, and each such recordation or endorsement shall be prima facie evidence of such information, absent manifest error.
Except as permitted by Section 11.3(b) of the Loan Agreement, this Note may not be assigned by the Lender to any other Person.
THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
[signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date first above written.
TEXAS-NEW MEXICO POWER COMPANY,
a Texas corporation
By:
Name:
Title:

EXHIBIT 2.3
FORM OF
NOTICE OF CONTINUATION/CONVERSION
TO:     WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent
RE:     Term Loan Agreement dated as of May 18, 2025 among Texas-New Mexico Power Company (the “Borrower”), the Lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).
DATE:    ________________, 202__
_____________________________________________________________________________________

1.    This Notice of Continuation/Conversion is made pursuant to the terms of the Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Loan Agreement.
2.    Please be advised that the Borrower is requesting that a portion of the current outstanding Loan in the amount of $_______________, currently accruing interest at ____________, be extended or converted as of ________, 202_ at the interest rate option set forth in paragraph 3 below.
3.    The interest rate option applicable to the extension or conversion of all or part of the existing Loan referenced above shall be:
a.    ______    the Adjusted Base Rate
b.    ______    the Adjusted Term SOFR for an Interest Period of:
______ one month
______ three months
______ six months
4.    As of the date hereof, no Default or Event of Default has occurred and is continuing.
[signature page follows]

TEXAS-NEW MEXICO POWER COMPANY,
a Texas corporation
By:
Name:
Title:

EXHIBIT 3.13-1
FORM OF U.S. TAX COMPLIANCE CERTIFICATE (NON-PARTNERSHIP FOREIGN LENDERS)

Reference is hereby made to the Term Loan Agreement dated as of May 18, 2025, among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), the Lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) (as amended, modified, extended or restated from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 3.13 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[]

Exhibit 3.13-1

EXHIBIT 3.13-2
FORM OF U.S. TAX COMPLIANCE CERTIFICATE (NON-PARTNERSHIP FOREIGN PARTICIPANTS)
Reference is hereby made to the Term Loan Agreement dated as of May 18, 2025, among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), the Lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (as amended, modified, extended or restated from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 3.13 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[]

Exhibit 3.13-2

EXHIBIT 3.13-3
FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANT PARTNERSHIPS)
Reference is hereby made to the Term Loan Agreement dated as of May 18, 2025, among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), the Lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (as amended, modified, extended or restated from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 3.13 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[]

Exhibit 3.13-3

EXHIBIT 3.13-4
FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDER PARTNERSHIPS)
Reference is hereby made to the Term Loan Agreement dated as of May 18, 2025, among Texas-New Mexico Power Company, a Texas corporation (the “Borrower”), the Lenders identified therein and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”) (as amended, modified, extended or restated from time to time, the “Loan Agreement”).
Pursuant to the provisions of Section 3.13 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.
[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[]
Exhibit 3.13-4

EXHIBIT 4.1(j)
FORM OF
ACCOUNT DESIGNATION LETTER
[Date]
Wells Fargo Bank, National Association
[address]
Attention: [________]
Ladies and Gentlemen:
This Account Designation Letter is delivered to you by TEXAS-NEW MEXICO POWER COMPANY (the “Borrower”), a Texas corporation, under Section 4.1(j) of the Term Loan Agreement, dated as of May 18, 2025 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), by and among the Borrower, the Lenders party thereto, and Wells Fargo Bank, National Association, as administrative agent (the “Administrative Agent”).
[The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:
A/C#
ABA
Reference:]

IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter this __ day of _________, 20__.
TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation
By:
Name:
Title:

EXHIBIT 7.1(c)
FORM OF
COMPLIANCE CERTIFICATE
TO:     WELLS FARGO BANK, NATIONAL ASSOCIATION as Administrative Agent
RE:     Term Loan Agreement dated as of May 18, 2025 among Texas-New Mexico Power Company (the “Borrower”), Wells Fargo Bank, National Association (the “Administrative Agent”), and the Lenders identified therein (as the same may be amended, modified, extended or restated from time to time, the “Loan Agreement”).
DATE:        _________________, 202__
_____________________________________________________________________________________

Pursuant to the terms of the Loan Agreement, I, ________________, [Title of Financial Officer] of Texas-New Mexico Power Company, hereby certify on behalf of the Borrower that, as of the [Fiscal Quarter] [Fiscal Year] ended ______, 202__, the statements below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Loan Agreement):
a.    Attached hereto as Schedule 1 are calculations (calculated as of the date of the annual financial statements delivered in accordance with Section 7.1(a) of the Loan Agreement or as of the date of the quarterly financial statements referred to in paragraph c. below) demonstrating compliance by the Borrower with the financial covenant contained in Section 7.2 of the Loan Agreement.
b.    No Default or Event of Default exists under the Loan Agreement, except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.
c.    [Attached hereto as Schedule 2 are the quarterly financial statements for the fiscal quarter ended __________, 202__ and such quarterly financial statements] [The quarterly financial statements for the fiscal quarter ended _______, 202_, delivered electronically pursuant to the last paragraph of Section 7.1 of the Loan Agreement,] fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and except that the quarterly financial statements have fewer footnotes than annual statements]1.
[signature page follows]
1 Use the first bracketed language when delivering paper copies of quarterly financial statements and the second bracketed language when delivering quarterly financial statements electronically.

TEXAS-NEW MEXICO POWER COMPANY, a Texas corporation
By:
Name:
Title:

SCHEDULE 1
TO EXHIBIT 7.1(c)
FINANCIAL COVENANT CALCULATIONS
A.    Debt Capitalization

1.	Consolidated Indebtedness of the Borrower	$
2.	Consolidated Capitalization of the Borrower	$
3.	Debt to Capitalization Ratio (Line A1 ÷ A2)	to 1.0
Maximum Permitted		.65 to 1.0

SCHEDULE 2
TO EXHIBIT 7.1(c)
[QUARTERLY][ANNUAL] FINANCIAL STATEMENTS
[Attached]

EXHIBIT 11.3(b)
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between _________ (the “Assignor”) and ________________ (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Schedule 1 attached hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________
2.	Assignee:	____________________________ and is an Affiliate/Approved Fund of ___________
3.	Borrower:	Texas-New Mexico Power Company, a Texas corporation
4.	Administrative Agent:	Wells Fargo Bank, National Association, as the Administrative Agent under the Loan Agreement
5.	Loan Agreement:	Term Loan Agreement dated as of May 18, 2025 among the Borrower, the Administrative Agent, and the Lenders identified therein
6.	Assigned Interest:

Aggregate Amount of Commitments/Loans for all Lenders	Amount of Commitment/Loan Assigned	Percentage Assigned of Commitment/Loan
$	$	%

7.	After giving effect to the foregoing assignment, the Assignor and the Assignee shall have the following Commitments, Pro Rata Shares and outstanding Loans:

	Commitments	Pro Rata Share	Outstanding Loans
Assignor
Assignee

8.	Trade Date:	__________________

Effective Date: _____________ ___, 202__

The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]
By:
Name:
Title:
ASSIGNEE
[NAME OF ASSIGNEE]
By:
Name:
Title:
Consented to and Accepted if applicable:
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent
By:
Name:
Title:
Consented to if applicable:
TEXAS-NEW MEXICO POWER COMPANY,
a Texas corporation
By:
Name:
Title:

SCHEDULE 1
TO EXHIBIT 11.3(b)
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2    Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a foreign lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.    General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.